Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Common Units Representing Limited Partner Interests

in

OCI Partners LP

by

OCIP Holding II LLC

a wholly owned subsidiary of

OCI N.V.

at

$11.00 per Common Unit

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018, UNLESS THE OFFER IS EXTENDED. COMMON UNITS IN OCI PARTNERS LP TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JULY 2, 2018.

OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (together with Holding II, “OCI,” except where the context requires that “OCI” refers only to OCI N.V.), is offering to purchase all of the outstanding common units representing limited partner interests (the “Units”) in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase, the related letter of transmittal and the related notice of guaranteed delivery enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the “Offer” described in this Offer to Purchase. On June 1, 2018, the last trading day before OCI announced the offer, the closing price of the Units was $10.00 per Unit; therefore the offer price represents a premium of 10% over the closing price of the Units on the trading day prior to the announcement of the Offer and a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price. After the completion of the Offer and subject to the satisfaction or, to the extent permitted, waiver of certain conditions, OCI currently intends to purchase any and all outstanding Units not tendered pursuant to the Offer (other than any such Units held by OCI or its affiliates) (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of OCIP, as amended (the “Partnership Agreement”), at a price per unit equal to the Offer Price, such that upon completion of the Buyout, OCI and its affiliates will collectively beneficially own 100% of the outstanding Units. However, OCI may change its intent and there can be no assurance that OCI will consummate the Buyout. For example, OCI might complete the Offer, but decide not to pursue the Buyout if the Formula Price (as defined below) exceeds the Offer Price.

The Offer is subject to the satisfaction (or, to the extent permitted, waiver) of certain conditions, including, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on July 2, 2018 (the “Expiration Date,” unless OCI shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by OCI, shall expire), sufficient Units such that, following the closing of the Offer and acceptance for purchase by OCI of common units validly tendered and not properly withdrawn, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units (referred to herein as the “Minimum Tender Condition”).

The Offer is also subject to other conditions described in “The Offer—Conditions to the Offer”, beginning on page 39. As of the date of this Offer to Purchase, OCI and its affiliates collectively beneficially own 76,774,139 Units or approximately 88.25% of the outstanding Units.

The board of directors of OCI GP LLC, the general partner of OCIP, has not made a public statement as to whether they recommend that holders of Units tender their Units in the Offer. OCIP is required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and to publish such recommendation or send it to holders of Units within ten business days from the date of this Offer to Purchase. We encourage holders of Units to carefully read such statement when it becomes available.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

IMPORTANT

If you desire to tender all or any portion of your Units to OCI in the Offer you should either (i) complete and sign the letter of transmittal (or a photocopy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the letter of transmittal (having your signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and either deliver the certificates representing such Units to the Depositary along with the letter of transmittal (or a photocopy of it) or tender such Units by book-entry transfer by following the procedures described in The Offer—Procedures for Accepting the Offer and Tendering Units, in each case prior to the Expiration Date of the Offer or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If your Units are registered in the name of a broker, dealer, bank, trust company or other nominee, then you must contact that institution in order to tender such Units to OCI in the Offer.

If you desire to tender Units to OCI in the Offer and your certificates representing such Units are not immediately available, or you cannot comply in a timely manner with the procedures for tendering Units by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender such Units to OCI in the Offer by following the procedures for guaranteed delivery described in The Offer—Procedures for Accepting the Offer and Tendering Units.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information and Solicitation Agent or the Dealer Manager for the Offer at the addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information and Solicitation Agent.

The Information and Solicitation Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: (888) 566-3252

The Dealer Manager for the Offer is:

383 Madison Avenue

New York, NY 10179

Call Toll-Free: (877) 371-5947

Call Direct: (212) 622-4401

This Offer to Purchase and the related letter of transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

We are OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (together with Holding II, “OCI,” except where the context requires that “OCI” refers only to OCI N.V.), and we are offering to purchase all of the outstanding common units representing limited partner interests (the “Units”) in OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates. The following are some of the questions you, as a holder of Units, may have about the Offer and Buyout (each as defined below) and our answers to those questions. This Summary Term Sheet provides important and material information about the Offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about the Offer and Buyout that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the letter of transmittal for the Offer because the information in this Summary Term Sheet is not complete. We have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appears. References herein to the “General Partner” refer to OCI GP LLC, the general partner of OCIP.

Who is offering to buy my Units?

OCI is offering to buy all outstanding Units in the Offer. OCI is a leading global producer and distributor of natural gas-based fertilizers and industrial chemicals. OCI is attractively positioned to monetize natural gas, the key feedstock required in the production of all its products, using its state-of-the-art facilities, global manufacturing footprint across the U.S., Europe and North Africa as well as its global and versatile distribution capabilities. OCI currently owns 76,774,139 Units, or approximately 88.25% of the outstanding Units. OCI also indirectly owns 100% of the non-economic general partner interest in OCIP. See “Introduction” and “The Offer—Certain Information Concerning OCI” for more information.

Why are we making the Offer?

As of the date of this Offer to Purchase, OCI beneficially owns 76,774,139 Units and the non-economic general partner interest in OCIP. We are making the Offer for the purpose of acquiring all of the remaining outstanding Units.

What will I receive in exchange for the Units that I tender into the Offer?

If we successfully complete the Offer and accept for purchase validly tendered and not properly withdrawn Units, you will receive $11.00 per Unit, net to you in cash, without interest and less any applicable withholding taxes (the “Offer Price”), for each Unit that you validly tender into the Offer. On June 1, 2018, the last trading day before OCI announced the offer, the closing price of the Units was $10.00 per Unit; therefore the offer price represents a premium of 10% over the closing price of the Units on the trading day prior to the announcement of the Offer, a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price and a premium of 5.3% over OCIP’s two-year high Unit price. If you are the record owner of your Units and you tender them in the Offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your Units through a broker or other nominee, and your broker tenders your Units in the Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your Units in the Offer. See “Introduction” and “The Offer—Terms of the Offer” for more information.

How many Units are you offering to purchase?

We are offering to purchase all outstanding Units that are not currently held by OCI or its affiliates, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery enclosed with this Offer to Purchase, which, together with any amendments or supplements, collectively constitute the “Offer.”

What are the most significant conditions to the Offer?

The obligation of OCI to accept for payment and pay for Units validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”) is subject to, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to 5:00 p.m., New York City time, on July 2, 2018 (the “Expiration Date,” unless OCI shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by OCI, shall expire), sufficient Units such that, following the Acceptance Time, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units (referred to herein as the “Minimum Tender Condition”).

On June 1, 2018, 86,997,590 Units were outstanding. As of the date of the Offer to Purchase, OCI and its affiliates collectively beneficially own 76,774,139 Units or approximately 88.25% of the outstanding Units. Accordingly, OCI anticipates the Minimum Tender Condition to be satisfied if at least 1,523,693 of the outstanding Units are validly tendered (and not properly withdrawn) pursuant to the Offer. OCI may waive the Minimum Tender Condition in its sole discretion.

The Offer is also subject to other conditions described in “The Offer—Conditions to the Offer”, beginning on page 39.

Do you have the financial resources to pay for all of the Units that you are offering to purchase?

Yes. We estimate that the total amount of funds necessary to purchase all outstanding Units not currently held by OCI or its affiliates in the Offer and, if applicable, in the Buyout, and to complete the related transactions, including the payment of fees and expenses in connection with the Offer and the Buyout, will be approximately $116 million, which we expect will be funded by cash on hand and/or borrowings under our credit facilities. See “The Offer—Source and Amount of Funds” for more information.

How long do I have to tender my Units in the Offer?

Unless we extend the Offer as described below, you will have until the Expiration Date to tender your Units into the Offer. If you cannot deliver everything that is required to tender your Units by that time, you may be able to use a guaranteed delivery procedure to tender your Units, as described in “The Offer—Procedures for Accepting the Offer and Tendering Units.”

Can the Offer be extended, and under what circumstances?

We may extend the Offer at our discretion, including if any condition to the Offer has not been satisfied or, if such condition is waivable, waived by us prior to the scheduled expiration of the Offer. At this time, we have no intention of extending the Offer, but we reserve the right to do so. We may also be required to extend the Offer pursuant to the Securities and Exchange Commission’s (the “SEC”) tender offer rules. See “The Offer—Terms of the Offer” for more information.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See “The Offer—Terms of the Offer” for more information.

How do I participate in the Offer?

To tender your Units, you should do the following:

•	If you hold Units in your own name, complete and sign the enclosed letter of transmittal and return it with your common unit certificates to Computershare Trust Company, N.A., the Depositary for the Offer, at the appropriate address specified on the back cover page of this Offer to Purchase before the Expiration Date of the Offer.

•	If you hold your Units in “street name” through a broker or other nominee, instruct your nominee to tender your Units before the Expiration Date.

If you are unable to tender your Units before the Expiration Date of the Offer, you may be able to use the guaranteed delivery procedures set forth in “The Offer—Procedures for Accepting the Offer and Tendering Units” beginning on page 29. For more information on the timing of the Offer, extensions of the Offer period and your rights to withdraw your Units from the Offer before the Acceptance Time, please refer to “The Offer” beginning on page 27.

Can I withdraw Units that I previously tendered in the Offer? Until what time may I withdraw previously tendered Units?

Yes. You can withdraw some or all of the Units that you previously tendered in the Offer at any time prior to the Acceptance Time. Further, if the Acceptance Time has not occurred by August 1, 2018 (unless the Expiration Date has been extended, in which case the date for acceptance will also be extended), you can withdraw them at any time after such date. After the Acceptance Time, you will no longer be able to withdraw Units. See “The Offer—Terms of the Offer” and “The Offer—Withdrawal Rights” for more information.

How do I withdraw my previously tendered Units?

To withdraw any Units that you previously tendered in the Offer, you (or, if your Units are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Units) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your Units. See “The Offer—Terms of the Offer and The Offer—Withdrawal Rights” for more information.

Is this the first step in a “going-private” transaction?

Yes, assuming that the Minimum Tender Condition is satisfied and the Offer is consummated, OCI currently intends to purchase all of the remaining Units not held by OCI or its affiliates (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of OCIP (the “Partnership Agreement”). However, OCI may change its intent and there can be no assurance that OCI will consummate the Buyout. After such purchase, OCIP will cease to be a public company, the registration of OCIP under the Securities Exchange Act of 1934, as amended, will be terminated, and Units will cease to be quoted on the New York Stock Exchange (the “NYSE”) and OCIP will not be required to file periodic reports with the SEC. In addition, if we waive the Minimum Tender Condition as described herein and consummate the Offer but do not consummate the Buyout, the Units could become ineligible to continue trading on the NYSE or another national securities exchange, and the more limited number of holders of Units could result in a lower liquidity and trading volume in the Units. If the Minimum Tender Condition is waived as described herein and OCI and its affiliates do not own sufficient Units for the consummation of the Buyout, then we may take additional actions in the future to seek to acquire additional Units.

Are there any conditions to the Buyout?

Yes. Pursuant to Section 15.1(a) of the Partnership Agreement, if at any time the General Partner and its affiliates hold more than 90% of the total Units then outstanding, the General Partner will have the right, which right it may assign and transfer in whole or in part to OCI or any other affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of the Units then outstanding held by persons other than the General Partner and its affiliates, at a price (the “Formula Price”) equal to the greater of (i) the average daily closing price of the Units on the NYSE for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of the Buyout is given and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is given, and upon the terms and subject to the conditions set forth in Section 15.1(a) of the Partnership Agreement.

As a result, in order to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement, following the completion of the Offer, OCI and its affiliates must collectively hold more than 90% of the total Units then outstanding. Accordingly, OCI will be able to consummate the Buyout only if the Offer is consummated and the Minimum Tender Condition is satisfied. If the Minimum Tender Condition is not satisfied, but the Offer is nevertheless consummated because OCI waives the Minimum Tender Condition, OCI will be unable to consummate the Buyout in accordance with Section 15.1(a) of the Partnership Agreement. If OCI does not initiate the Buyout, then OCI may take additional actions in the future to seek to acquire the Units that OCI does not currently own.

In addition, the Buyout is subject to the satisfaction of the conditions set forth in “Special Factors—Conditions to the Buyout” beginning on page 23.

How will the Buyout be consummated?

If the conditions to the Buyout are satisfied and OCI chooses to initiate the Buyout, on the date immediately following the date on which the Acceptance Time occurs, OCI will deliver to the Depositary a written notice of OCI’s intention to consummate the Buyout (the “Notice of Election to Purchase”).

The Notice of Election to Purchase will specify the purchase date for the purchase of all of the remaining Units not tendered pursuant to the Offer, which will be the date that is ten calendar days following the date on which the Depositary mailed the Notice of Election to Purchase to the unitholders (the “Closing Date”). The Depositary will mail a copy of the Notice of Election to Purchase to the record holders of the Units as of the business day immediately preceding the date on which the Notice of Election to Purchase is mailed to the record holders of Units by the Depositary, which business day will be designated by the General Partner as the record date for the Buyout in accordance with the Partnership Agreement.

OCI shall deposit with the Depositary, as paying agent for the Buyout, cash in an amount sufficient to pay the aggregate price per Unit to be paid for Units purchased in the Buyout (the “Buyout Price”) for all Units that OCI has become obligated to purchase pursuant to the Buyout, then from and after the Closing Date, all rights of the holders of such Units will thereupon cease, except the right to receive the Buyout Price therefor, net to the seller in cash, without interest and less any applicable withholding taxes, and OCI will be deemed to be the record holder of all such Units from and after the Closing Date and will have all rights as the record holder of such Units (including all rights as owner of such Units).

Is there any advantage in not tendering my Units pursuant to the Offer and waiting instead for the completion of the Buyout?

Even if the Minimum Tender Condition and the conditions to the Buyout are satisfied, it is possible that, in certain circumstances, the Buyout may not be consummated following the consummation of the Offer and any unitholders who did not tender their Units pursuant to the Offer will not be able to receive the Buyout Price. For example, OCI might complete the Offer, but decide not to pursue the Buyout if the Formula Price exceeds the Offer Price. If OCI does not initiate the Buyout, then OCI may take additional actions in the future to seek to acquire the Units that OCI does not currently own.

Moreover, the purchase of Units by OCI pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and may reduce the number of unaffiliated holders of Units, each of which could, during the period after the consummation of the Offer, affect the liquidity and market value of the remaining Units held by the public. OCI cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Units or whether it would cause future market prices to be greater or less than the price paid in the Offer. Depending upon the number of Units purchased pursuant to the Offer, the Units may no longer meet the standards for continued listing on the NYSE resulting in the Units ceasing to be listed on the NYSE.

See “The Offer—Possible Effects of the Offer on the Market for Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations.”

Will the board of directors of the General Partner make a recommendation concerning the Offer?

We do not know whether the board of directors of the General Partner will make a recommendation. Under SEC rules, OCIP will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and file with the SEC a solicitation/recommendation statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this Offer to Purchase. OCIP is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon its receipt. In evaluating this Offer, you should be aware that OCI appoints the entire board of directors of the General Partner, and three of six members of the board of directors of the General Partner are directors and/or executive officers of OCI. For additional information on interests that board members and executive officers of the General Partner may have in the Offer and subsequent Buyout, see “Special Factors—Interests of Certain Persons in the Offer and the Buyout” beginning on page 25.

Has OCI negotiated, or sought the approval of, the terms of this Offer with OCIP?

No. We have not negotiated the terms of this Offer with OCIP, the board of directors of the General Partner or any committee thereof and we do not intend to do so. Moreover, we have not requested that OCIP, the board of directors of the General Partner or any committee thereof approve this Offer. The Offer is not conditioned upon the receipt of any approval or recommendation by OCIP, the board of directors of the General Partner or any committee thereof.

Has the board of directors of the General Partner formed a special committee of independent directors to evaluate OCI’s Offer?

No, as of the date of this Offer to Purchase, the board of directors of the General Partner has not formed a special committee of independent directors to evaluate OCI’s Offer.

Are appraisal rights available in either the Offer or the Buyout?

Appraisal rights are not available in connection with the Offer or the Buyout. Unlike the stock of a corporation, the Delaware law governing limited partnerships does not provide for appraisal rights unless such rights are contained in the partnership agreement. The Partnership Agreement does not provide for any rights to appraisal. See “The Offer—Appraisal Rights; “Going-Private” Rules” beginning on page 36.

What effect will the Offer have on my right to receive distributions from OCIP?

On May 7, 2018, the Partnership’s board of directors announced a quarterly distribution of $0.38 per Unit to be paid on June 8, 2018 to unitholders of record at the close of business on May 23, 2018. Tendering your Units in the Offer or having them acquired in the Buyout will not affect any right you have to receive that distribution. In addition, without prejudicing our rights under “The Offer—Conditions to the Offer,” in the event that OCIP declares any other future cash distribution in respect of Units with a record date on or after the date of commencement of this Offer and prior to the Acceptance Time, the Offer Price will be reduced by the amount of any such cash distribution. OCI will comply with all applicable federal securities laws in connection with such reduction in the Offer Price.

What is the market value of my Units?

On June 1, 2018, the last trading day before OCI announced the Offer, the closing price of Units reported on the NYSE was $10.00 per common unit; therefore, the Offer Price of $11.00 per common unit represents a premium of 10% over the closing price of Units on the trading day prior to the announcement of the Offer, a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price and a premium of 5.3% over OCIP’s two-year high Unit price. We advise you to obtain a recent quotation for Units when deciding whether to tender your Units in the Offer. See “The Offer—Price Range of Units; Distributions on Units” beginning on page 34 for more information.

What are the U.S. federal income tax consequences of having my Units accepted for payment in the Offer?

In general, if you are a U.S. holder (as defined in “The Offer—Material U.S. Federal Income Tax Consequences”), your tender of Units for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of the Offer in light of your particular circumstances, including the consequences under applicable U.S. federal estate, gift and other non-income tax laws, and under any applicable state, local or foreign income or other tax laws. See “The Offer—Material U.S. Federal Income Tax Consequences” beginning on page 32 for more information.

Is your financial condition relevant to my decision whether or not to accept the Offer?

Because the Offer Price will be paid in cash, there is no financing condition to the Offer, and we have the financial resources to make payment, we do not believe that our financial condition is relevant to your decision whether or not to accept the Offer.

Whom can I call with questions about the Offer?

You can contact our Information and Solicitation Agent for the Offer, Georgeson LLC, toll-free at (888) 566-3252 or our Dealer Manager for the Offer, J.P. Morgan Securities LLC, toll-free at (877) 371-5947 or direct at (212) 622-4401.

INTRODUCTION

OCIP Holding II LLC (“Holding II”), a Delaware limited liability company and a wholly owned subsidiary of OCI N.V., a Dutch public limited company (together with Holding II, “OCI” or “we,” except where the context requires that “OCI” or “we” refers only to OCI N.V.), is offering to purchase all of the outstanding common units representing limited partner interests (the “Units”), of OCI Partners LP, a Delaware limited partnership (“OCIP”), not currently held by OCI or its affiliates, at a price of $11.00 per Unit, net to the seller in cash (the “Offer Price”), without interest, subject to applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase, in the related letter of transmittal and in the related notice of guaranteed delivery (which together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). OCI currently owns 76,774,139 Units or approximately 88.25% of the outstanding Units. On June 1, 2018, the last trading day before OCI announced the offer, the closing price of the Units was $10.00 per Unit; therefore the offer price represents a premium of 10% over the closing price of the Units on the trading day prior to the announcement of the Offer and a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price. OCI also indirectly owns 100% of the non-economic general partner interest in OCIP.

Tendering holders whose Units are registered in their own names and who tender their Units directly to the Depositary will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 to the letter of transmittal for the Offer, transfer taxes on the sale of Units in the Offer. A holder who holds Units through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such Units to OCI in the Offer.

OCI will pay all fees and expenses of the Depositary, Georgeson LLC, which is acting as the Information and Solicitation Agent for the Offer (the “Information and Solicitation Agent”) and J.P. Morgan Securities LLC, which is acting as Dealer Manager for the Offering (the “Dealer Manager”), incurred in connection with the Offer. OCI is not aware of any licenses or other regulatory permits which appear to be material to the business of OCIP and which might be adversely affected by the acquisition of Units by OCI pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Units by OCI pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to OCIP’s or OCI’s business or that certain parts of OCIP’s or OCI’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause OCI to elect to terminate the Offer without the purchase of Units thereunder. OCI’s obligation under the Offer to accept for payment and pay for Units is subject to certain conditions. See “The Offer—Conditions to the Offer.”

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date sufficient Units such that, following the closing of the Offer, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units. (the “Minimum Tender Condition”). The Offer is also subject to the other conditions described in “The Offer—Conditions to the Offer.”

The purpose of the Offer is to acquire for cash as many outstanding Units as possible as a first step in acquiring all of the equity interests in OCIP not already owned by OCI. Assuming the Offer is completed and the Minimum Tender Condition described herein is satisfied, the second step in the transaction is the Buyout described below, which OCI currently intends to consummate if the above assumptions are true. However, OCI may change its intent and there can be no assurance that OCI will consummate the Buyout.

If the Minimum Tender Condition is satisfied and the Offer is successfully completed, OCI expects to own more than 90% of the outstanding Units. On that basis, OCI will be entitled to, and currently intends that it or an affiliate will, as assignee of the General Partner’s right, pursuant to Section 15.1(a) of the Partnership Agreement, purchase all outstanding Units that are not held by OCI or its affiliates, upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal enclosed with this Offer to Purchase. If OCI gives notice of the Buyout, OCI will do so on the date immediately following the Acceptance Time. See “Special Factors—Certain Effects of the Offer and the Buyout.”

In order to determine whether the Minimum Tender Condition is satisfied, OCI will take into account Units that are owned directly or indirectly by OCI. According to information provided by OCIP, as of June 1, 2018, there were 86,997,590 outstanding Units, and, OCI owned 76,774,139 or approximately 88.25% of the outstanding Units. Based on this information, OCI believes that the Minimum Tender Condition will be satisfied if 1,523,693 Units are validly tendered in the Offer (other than by any person described in the first sentence of this paragraph).

The Offer is not conditioned upon any recommendation by the board of directors of the General Partner or by any committee thereof. We expect that OCIP’s response to the Offer will be made in a Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and provided to holders of Units.

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is not a reportable transaction under the HSR Act.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board, defined below, place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Units) if such credit is secured directly or indirectly by margin stock. OCI is funding the acquisition of the Units from its internally generated funds and/or borrowings under its credit facilities. The margin regulations are thus inapplicable.

State Takeover Laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

OCI does not believe that any state takeover laws purport to apply to the Offer or the Buyout. Accordingly, OCI has not taken any action to comply with any state takeover statute or regulation. OCI reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Buyout, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Buyout is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Buyout and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Buyout, OCI might be required to file certain information with, or to receive approvals from, the relevant state authorities, and OCI might be unable to accept for payment or pay for Units tendered pursuant to the Offer (assuming that the Minimum Tender Condition is met), or be delayed in consummating the Offer or the Buyout. In such case, OCI may not be obligated to accept for payment or pay for any Units tendered pursuant to the Offer. See “The Offer—Conditions to the Offer.”

This Offer to Purchase and the related letter of transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

I. SPECIAL FACTORS

1. Background of the Offer

The senior management and board of directors of OCI regularly review operational and strategic opportunities to maximize value for investors of OCI. In connection with these reviews, OCI’s management and board of directors from time to time evaluate potential transactions that would further their respective strategic objectives.

Following certain formation transactions in connection with OCIP’s initial public offering in October of 2013, OCI held 63,000,000 Units, representing approximately 78.3% of the outstanding Units.

On November 10, 2014, an indirect, wholly owned subsidiary of OCI and OCIP entered into a contribution agreement, pursuant to which OCI contributed $60.0 million to OCIP in exchange for 2,995,372 Units. The price per unit of each Unit issued in the transaction was $20.0309.

On April 17, 2015, an indirect, wholly owned subsidiary of OCI and OCIP entered into another contribution agreement, pursuant to which OCI contributed $60.0 million to OCIP in exchange for 3,502,218 Units. The price per unit of each Unit issued in the transaction was $17.132.

OCIP used the proceeds from the two contributions to fund capital expenditures and other costs and expenses incurred in connection with a debottlenecking project at OCIP’s methanol and ammonia production facility. After closing the transactions, OCI held 79.88% of the outstanding Units.

On December 6, 2016, OCI sent a proposal to the board of directors of the General Partner to acquire each outstanding Unit not already owned by OCI in exchange for 0.52 shares of common stock of OCI. After negotiations with a conflicts committee (the “Conflicts Committee”) established by the board of directors of the General Partner reached an impasse, OCI informed representatives of the Conflicts Committee on April 14, 2017 that no acceptable definitive agreement could be reached.

On December 26, 2017, OCI purchased 7,276,549 additional Units in privately negotiated transactions with sophisticated investors for aggregate cash consideration of approximately $61 million (reflecting an average price per Unit of $8.40). These purchases were not part of any transaction, plan or scheme to purchase all outstanding Units or to otherwise take OCIP private. After the close of this transaction, OCI held 76,774,139 or approximately 88.25% of the outstanding Units.

On May 24, 2018, the board of directors of OCI discussed with members of senior management the potential acquisition of minority interests held by third parties in OCI’s subsidiaries. The board of directors authorized Mr. Sawiris to determine whether OCI should effect any such transaction in the future, following consultation with any financial advisors retained by OCI and subject to the satisfaction of other conditions set forth by the board. Pursuant to an engagement letter effective as of May 25, 2018, OCI N.V. retained J.P. Morgan Securities plc (“J.P. Morgan”) as its financial advisor in connection with the Offer. On June 1, 2018, at the request of OCI N.V., J.P. Morgan provided a letter addressed to the board of directors of OCI N.V. setting forth J.P. Morgan’s view, as of such date and based upon and subject to the factors, assumptions and procedures set forth in its letter, as to the range of values of one Unit (the “J.P. Morgan Valuation Letter”) together with J.P. Morgan’s related financial analysis.

Later on June 1, 2018, following consultation with management of OCI, Mr. Sawiris determined on behalf of OCI that OCI should take all actions necessary to initiate the proposed Offer. Also on that day, OCI management provided the board of directors of OCI with information regarding the proposed Offer and a proposed Offer Price of $11.00 per Unit. This information included the trading history of the Units on the NYSE, showing that the Units have traded between $6.75 and $10.45 over the 52-week period preceding June 1, 2018, documents relating to the commencement of the Offer and the J.P. Morgan Valuation Letter and related financial analysis.

On June 3, a telephonic meeting was held at which representatives of J.P. Morgan discussed the J.P. Morgan Valuation Letter and related financial analysis with members of the board of directors of OCI N.V.

Following further communication with the board of directors of OCI, including reference to the reasons set forth under “—Purpose of and Reasons for the Offer; Plans for OCIP After the Offer and the Buyout; Consideration of Alternatives” beginning on page 11, Mr. Sawiris approved on behalf of OCI, commencement of the Offer by OCI.

2. Purpose of and Reasons for the Offer; Plans for OCIP After the Offer and the Buyout; Consideration of Alternatives

As described above, the Offer and the Buyout constitute a “going-private” transaction. A number of developments, opportunities and potential outcomes were considered in OCI’s decision to undertake the Offer at the present time, including the following material reasons:

•	the board of directors of OCI’s familiarity with the business, operations, properties, assets, financial condition, business strategy, and prospects of OCI and OCIP, the nature of the methanol and ammonia production business, industry trends, safety regulations, the regulatory and legislative environment relevant to the industries in which OCI and OCIP operate, and global and national economic and market conditions, both on a historical and on a prospective basis;

•	the board of directors of OCI’s belief that unifying the capital structures of OCI and OCIP will eliminate complexity, facilitate the alignment of business strategies and deployment of consolidated financial resources, improve overall cost of capital and liquidity;

•	the board of directors of OCI’s belief, based in part on management’s projections, its review of the J.P. Morgan Valuation Letter and related financial analysis provided by J.P. Morgan and other information made available to the OCI board and management, that the Offer and Buyout are more favorable to OCI shareholders than the potential value that could be expected to be generated from the various other strategic alternatives available with respect to OCI’s interests in OCIP, including the alternative of maintaining OCIP’s status as a partially publicly-held independent limited partnership with low trading volume and limited analyst coverage;

•	the opportunity to achieve possible cost reductions by eliminating the cost of maintaining OCIP as a separate public company. The board of directors of OCI noted that these cost savings are estimated by OCI’s management to be approximately $3 million a year;

•	recent changes in U.S. federal income tax law that could adversely impact OCIP’s business. Pursuant to Treasury Regulations finalized in 2017, income earned from the production and marketing of methanol and synthesis gas no long constitutes Master Limited Partnership (“MLP”) “qualifying income.” Therefore, following a ten-year transition period that is expected to end on December 31, 2027, OCIP would thereafter be subject to U.S. federal corporate income tax at the rates then in effect. Moreover, given the impending change in OCIP’s tax classification, the low likelihood of potential drop-downs sales of assets into OCIP limits OCIP’s long-term growth prospects. Finally, because of recent changes in U.S. federal income tax laws, including the reduction of the corporate federal income tax rate, the advantage of the MLP structure has lessened, as evidenced by the numerous recent MLP simplification transactions and going-private transactions undertaken by sponsors of MLPs in the market;

•	the impact of the current size and scale of OCIP, its limited public float, liquidity, analyst coverage and investor interest in variable rate master limited partnerships on OCIP’s capital markets access, which prevents it from pursuing meaningful growth opportunities;

•	the historical trading price of Units, including the fact that the Offer Price of $11.00 per Unit represents a premium of 10% based upon the closing price of the Units of $10.00 on June 1, 2018, the last trading day before announcement of the Offer, and a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price and a 5.3% premium over OCIP’s two-year high unit price;

•	that the consideration for the Offer will consist of cash, which permits holders of Units the flexibility to reinvest the proceeds as they see fit, including in shares of the common stock of OCI if they wish to maintain a continuing equity interest in the combined company;

•	the terms of the Offer, which is structured to be non-coercive to holders of Units and includes a condition that there be validly tendered sufficient Units such that, following the closing of the Offer, OCI and its affiliates own at least 78,297,832 Units, representing greater than 90% of the outstanding Units (referred to herein as the Minimum Tender Condition), and is being made directly to the holders of Units without being conditioned upon any requirement that the directors, or a conflicts committee, of OCIP recommend the Offer. The board of directors of OCI also noted that, assuming the Minimum Tender Condition is satisfied, that OCI and its affiliates will own more than 90% of the outstanding Units after the Offer is completed. On that basis, OCI will be entitled to and currently intends to consummate the Buyout, but OCI may change its intent and there can be no assurance that OCI will consummate the Buyout.

The board of directors of OCI was aware of and considered the interests that certain executive officers and directors of OCI may have with respect to the Offer in addition to their interests as unitholders, as described in “—Interests of Certain Persons in the Offer and the Buyout” beginning on page 25.

The foregoing discussion summarizes the material factors considered by the board of directors of OCI in its consideration of the Offer and, if applicable, the subsequent Buyout. In view of the wide variety of factors considered by the board of directors of OCI, the amount of information considered and the complexity of these matters, the board of directors of OCI did not find it practicable to, and did not attempt to, rank, quantify, make specific assignments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors of OCI may have given different weights to different factors. The board of directors of OCI considered these factors as a whole, and in their totality considered them to be favorable to, and support, its determination.

OCI presently expects that after the completion of the Offer and, if applicable, the Buyout, OCI will retain the Units owned by it. OCI further expects to operate OCIP as a going concern under its control and to review OCIP’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine which changes may be necessary following the Offer and, if applicable, the Buyout to best organize and integrate the activities of OCIP and OCI (and its affiliates). OCI expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.

3. The Position of OCI Regarding the Fairness of the Offer and the Buyout

The rules of the SEC require OCI to express its belief as to the fairness of the Offer to holders of Units who are not affiliated with OCI. OCI and its management have concluded that the Offer is both financially and procedurally fair to holders of Units that are not affiliates of OCI (whether those holders of Units tender their Units in the Offer or decline to tender and elect instead to remain as holders of Units until the Buyout is exercised immediately following the Offer or in the future). OCI and its management have based this conclusion on the following material factors:

•	the Offer Price represents a premium of 10% over the closing price of Units on June 1, 2018, the last trading day prior to the public announcement of the Offer, a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price and a premium of 5.3% over OCIP’s two-year high Unit price;

•	assuming that the Minimum Tender Condition is satisfied and OCI elects to initiate the Buyout, the Buyout is expected to be consummated at the Offer Price, which represents a premium of 10% based on the closing price of the Units at $10.00 on June 1, 2018, the last trading day before the announcement of the Offer, a premium of 16.4% over OCIP’s 90 trading day volume-weighted average Unit price and a premium of 5.3% over OCIP’s two-year high Unit price;

•	the board of directors of OCI N.V. believes that the Offer Price is fair based upon the information made available to the OCI N.V. board and management delivered on June 1, 2018, including the J.P. Morgan Materials as more fully described in “—Background of the Offer” and “—Materials of Financial Advisor to OCI N.V.”, although the board of directors of OCI N.V. recognizes that the J.P. Morgan Materials do not constitute an opinion by J.P. Morgan as to the fairness of the Offer Price;

•	the Offer Price represents a premium of approximately 31% over the price per Unit paid to sophisticated investors in the privately negotiated transactions on December 26, 2017;

•	OCIP’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the current condition of the plant, the outlook for the methanol and ammonia production business generally and general economic and stock market conditions;

•	that the consideration to be paid in the Offer and, assuming the Minimum Tender Condition is satisfied, the intended consummation of the Buyout, is all cash, which provides certainty of value to holders of Units, especially given the limited float and lack of trading liquidity of the Units, and provides them with the ability to invest the proceeds as they choose;

•	OCI believes that the holders of Units who are not affiliates of OCI are capable of evaluating the fairness of the Offer and the Buyout;

•	each holder of Units will be able to decide voluntarily whether or not to tender Units in the Offer and, assuming the Minimum Tender is satisfied, if the Offer and the Buyout are completed and any such holder of Units has elected not to tender, the holder will likely receive not less than the same type and amount of consideration from the consummation of the Buyout that the holder would have received in the Offer; and

•	unaffiliated holders of Units will have sufficient time to make a decision whether or not to tender because the Offer will remain open for at least twenty (20) business days (unless extended by OCI). If OCI amends the Offer to include any material additional information, OCI will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow holders of Units to consider the amended information.

OCI and its management also considered the following factors, each of which it considered negatively in its considerations concerning the fairness of the terms of the Offer and, assuming the Minimum Tender Condition is satisfied, the Buyout:

•	with respect to the Offer Price, OCI’s financial interest in acquiring the Units for a low price is adverse to the financial interest of other holders of Units in selling their Units for a high price;

•	Units have in the past traded at higher levels than the Offer Price. Units reached an all-time high trading price of $28.73 per Unit in the fourth quarter of 2014 and an all-time low trading price of $4.95 per Unit in the fourth quarter of 2016. This trading price history suggests that certain holders of Units may have acquired their Units at prices higher than the current trading levels and at a higher price than the Offer Price;

•	if the Minimum Tender Condition is waived, Units may remain outstanding, but could be ineligible to continue trading on the NYSE or any other national securities exchange, and the more limited number of holders of Units could result in a lower liquidity and trading volume in the Units;

•	the Offer and the Buyout has not been reviewed or approved by the Conflicts Committee of the board of directors of the General Partner;

•	OCI has not requested or received any opinion as to the fairness of the Offer or the Buyout, from a financial point of view, to the unaffiliated holders of Units;

•	the financial projections are based on consultant forecasts for methanol and ammonia prices and the forward natural gas curve for the natural gas price. Industry conditions could result in the actual outcome being materially different than these forecasts, which would result in higher profitability to OCIP and additional value to unitholders than what is currently projected;

•	the financial projections do not include consideration of a debottlenecking project that OCIP is currently evaluating that can potentially increase methanol capacity by an estimated 10%. OCIP’s preliminary expectation is that additional methanol would be produced at cash cost similar to current production and could generate incremental EBITDA driven by the increased methanol production and sales volumes. OCIP has been in discussions with third parties regarding construction and procurement of equipment in order to develop a cost estimate and assess project feasibility. Based on preliminary indications, OCIP believes this can potentially be executed at a discount to replacement cost and is in discussions with suppliers to source the raw materials and feedstocks that would be required; however, no material definitive documents have been signed to-date for this project.

•	any holder of Units who tenders all its Units in the Offer or has its Units purchased in the Buyout will cease to participate in future earnings or growth, if any, of OCIP and will not benefit from increases, if any, in OCIP’s value, including any increases due to a general economic improvement; and

•	as described in “The Offer—Material U.S. Federal Income Tax Consequences,” the tender of Units in the Offer will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes.

OCI did not find it practicable to assign, nor did it assign, specific relative weights to the individual factors considered in reaching its conclusion as to fairness. OCI also did not consider the liquidation value of OCIP’s assets, and did not perform a liquidation analysis, because it considers OCIP to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Units, and OCI believes that the liquidation value of Units is irrelevant to a determination as to whether the Offer is fair to unaffiliated holders of Units.

While OCI considered the trading history of the Units and noted that the trading range for the last two years was between $4.95 and $10.45, the earlier trading history has also reflected prices above the Offer Price.

On March 3, 2017, OCI received an unsolicited proposal from a third party to acquire all of the common units of OCIP held by OCI or its affiliates and Nassef Sawiris, the Chief Executive Officer of OCI and a director of the General Partner, at a purchase price of $4.29 per Unit. The board of directors of OCI did not engage further with respect to the proposal since it had no intention of selling its interest in OCIP. In OCI’s judgment, this offer is irrelevant to a determination as to whether the Offer is fair to unaffiliated unitholders because it significantly undervalued OCIP’s current business operations and future prospects.

OCI did not solicit any offers during the period that it has owned the General Partner. In any event, OCI has no intention of selling the Units (or any of the general partner interest of OCIP) beneficially owned by it, and therefore did not consider the possibility that any such offers might be made in reaching its conclusion as to fairness.

OCI’s consideration of the factors described above reflects its assessment of the fairness of the Offer Price payable in the Offer and, if applicable, the Buyout to unaffiliated holders of Units (including holders of Units who tender their Units in the Offer as well as holders of Units who decline to tender their Units and whose Units are instead acquired through the Buyout, assuming the Minimum Tender Condition is satisfied) in relation to the going concern value of OCIP on a stand-alone basis. OCI implicitly considered the value of OCIP in a sale as a going concern by taking into account OCIP’s current and anticipated business, financial condition, results of operations, prospects and other forward-looking matters. OCI did not, however, explicitly calculate a stand-alone going concern value of OCIP because OCI believes that going concern value is not an appropriate method of determining the value of the Units for purposes of the Offer and the Buyout. In light of the fact that OCI already has, and will continue to have, control of OCIP, and that OCI remains unwilling to sell its Units, OCI does not believe that it would be appropriate for the Units held by the unaffiliated holders to be valued on a basis that includes a control premium.

The foregoing discussion of the information and factors considered and weight given by OCI is not intended to be exhaustive, but includes the material factors considered by OCI. OCI’s views as to the financial and procedural fairness of the Offer and Buyout should not be construed as a recommendation to any holder of Units as to whether the holder should tender the holder’s Units in the Offer or seek to remain as a holder of Units.

4. Materials Provided by Financial Advisor to OCI N.V.

Pursuant to an engagement letter effective as of May 25, 2018, OCI N.V. retained J.P. Morgan Securities plc (“J.P. Morgan”) as its financial advisor in connection with the Offer. On June 1, 2018, at the request of OCI N.V., J.P. Morgan provided a letter to the board of directors (the “Board”) of OCI N.V. setting forth J.P. Morgan’s view, as of such date and based upon and subject to the factors, assumptions and procedures set forth in its letter, as to the range of values of one Unit (the “J.P. Morgan Valuation Letter”), together with J.P. Morgan’s related financial analysis (collectively, the “J.P. Morgan Materials”).

The J.P. Morgan Materials were intended to assist the Board of OCI N.V. (in their capacities as such) in connection with and for the purposes of its evaluation of the Offer. Neither the J.P. Morgan Valuation Letter nor J.P. Morgan’s related financial analysis constitutes, or is intended to represent, an opinion as to the fairness of the Offer Price or the Offer to the unitholders of OCIP or to any other person. The J.P. Morgan Materials do not constitute a recommendation as to whether any unitholder of OCIP should tender its Units into the Offer and should not be relied upon by any unitholder as such.

The full text of the J.P. Morgan Materials, which set forth the assumptions made, matters considered and limits on the review undertaken, have been filed as Exhibits to the Schedule TO filed with the SEC in connection with the Offer and are incorporated herein by reference. The summary of the J.P. Morgan Materials set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such J.P. Morgan Materials. The J.P. Morgan Materials may be examined at, and copies may be obtained from, the SEC in the manner described in “Available Information”. OCIP unitholders are urged to read the J.P. Morgan Materials carefully and in their entirety.

J.P. Morgan was not requested to provide, and J.P. Morgan did not provide, to OCI N.V., OCIP, the holders of any class of securities, creditors or other constituencies of OCI N.V. or OCIP, or any other person (i) any opinion as to the fairness, from a financial point of view or otherwise, of the terms of the Offer or the Offer Price to any unitholder of OCIP tendering Units in the Offer or otherwise, or to the holders of any other class of securities, creditors or other constituencies of OCIP or OCI N.V., (ii) any other valuation of OCI N.V. or OCIP for the purpose of assessing the fairness of the Offer Price to any such person, or (iii) any advice as to the underlying decision by OCI N.V. to engage in the Offer, or as to any other matter. Because J.P. Morgan was not requested to, and did not, deliver a fairness opinion in connection with the Offer, it did not follow all of the procedures in preparing the J.P. Morgan Materials that it would ordinarily follow in connection with delivering an opinion. The J.P. Morgan Materials were provided solely for the benefit of the Board of OCI N.V. (in their capacities as such), and not on behalf of, nor do they convey rights or remedies upon, the holders of any class of securities, creditors or other constituencies of OCI N.V. or OCIP or any other person other than the Board of OCI N.V. (in their capacities as such) and should not be relied on as the basis for any other purpose or any investment decision. J.P. Morgan expressed no opinion as to the price at which OCIP’s Units or the shares of OCI N.V. will trade at any future time.

In connection with rendering its view as set forth in the J.P. Morgan Valuation Letter, J.P. Morgan, among other things:

•	reviewed certain publicly available business and financial information concerning OCIP and the industries in which it operates;

•	compared the financial and operating performance of OCIP with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of OCIP common units and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of OCI N.V. relating to OCIP’s business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of the J.P. Morgan Valuation Letter.

In addition, J.P. Morgan held discussions with certain members of the management of OCI N.V. with respect to the past and current business operations of OCIP, the financial condition and future prospects and operations of OCIP, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In preparing the J.P. Morgan Materials and giving its view as set forth in the J.P. Morgan Valuation Letter, J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by OCI N.V. or otherwise reviewed by or for J.P. Morgan. No representation or warranty, express or implied, was made by J.P. Morgan in relation to the accuracy or completeness of the information presented in the J.P. Morgan Materials or their suitability for any particular purpose. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of OCI N.V., OCIP or any other company or business, nor did J.P. Morgan evaluate the solvency of OCI N.V., OCIP or any other company or business under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to J.P. Morgan by management of OCI N.V. or derived therefrom, J.P. Morgan assumed that such financial analyses, projections, assumptions and forecasts were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management of OCI N.V. as to the expected future results of operations and financial condition of OCIP to which such analyses, projections, assumptions or forecasts relate. J.P. Morgan expressed no view as to any of the foregoing analyses, projections or forecasts or the assumptions on which they were based, and OCI N.V. confirmed that J.P. Morgan could rely upon such analyses, projections, assumptions and forecasts when preparing the J.P. Morgan Materials and in rendering its view as set forth in the J.P. Morgan Valuation Letter. J.P. Morgan is not a legal, regulatory, accounting or tax expert and relied on the assessments made by advisors to OCI N.V. with respect to such issues.

The matters considered by J.P. Morgan in its financial analyses and reflected in the J.P. Morgan Materials, including J.P. Morgan’s view as set forth in the J.P. Morgan Valuation Letter, were necessarily based on economic, market and other conditions as in effect on, and information made available to J.P. Morgan as of, the respective dates of such materials. Many such conditions are beyond the control of OCI N.V., OCIP and J.P. Morgan. Accordingly, the analyses included in the J.P. Morgan Materials are inherently subject to uncertainty, and neither J.P. Morgan nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the J.P. Morgan Materials, including J.P. Morgan’s view as set forth in the J.P. Morgan Valuation Letter, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its financial analyses, its view as set forth in the J.P. Morgan Valuation Letter or any other contents of the J.P. Morgan Materials.

The J.P. Morgan Materials were not intended to provide the sole basis for OCI N.V.’s evaluation of the Offer, do not purport to contain all relevant information relating to OCIP, and do not constitute, and should not be viewed as, a recommendation with respect to any matter pertaining to the Offer. The terms of the Offer, including the Offer Price, were determined solely by management of OCI N.V. and the Board of OCI N.V., and the decision to delegate authority to management of OCI N.V. to commence the Offer on behalf of OCI N.V. was solely that of the Board of OCI N.V., and the decision of management of OCI N.V. to commence the Offer on behalf of OCI N.V. was solely that of management of OCI N.V. The J.P. Morgan Materials, taken together, were only one of the many factors considered by the Board of OCI N.V. in its evaluation of the proposed Offer and should not be viewed as determinative of the views of the Board of OCI N.V. or the management of OCI N.V. with respect to the proposed Offer or the Offer Price. The J.P. Morgan Materials did not address the relative merits of the Offer or any other transactions contemplated in connection with the Offer compared to other business strategies or transactions that may have been considered by the Board of OCI N.V.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering the J.P. Morgan Valuation Letter to the Board of OCI N.V. on June 1, 2018 and in preparing the financial analyses contained in the J.P. Morgan Materials and delivered to the Board of OCI N.V. on such date in connection with the rendering of the J.P. Morgan Valuation Letter. The following is a summary of certain of the material financial analyses contained in the J.P. Morgan Materials. The following summary, however, does not purport to be a complete description of the financial analysis or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of OCIP with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to OCIP.

The companies selected by J.P. Morgan for purposes of its analysis (collectively, the “OCIP Selected Companies”), were Methanex Corporation (“MEOH”), CVR Refining, LP (“CVRR”), and CVR Partners, LP (“UAN” and together with CVRR, the “Selected MLP Companies”). The OCIP Selected Companies were selected because they operate in similar locations or share similar operational characteristics with OCIP and, with the exception of MEOH, are publicly traded master limited partnerships. The OCIP Selected Companies may be considered similar to OCIP based on the nature of their assets and operations; however, none of the companies selected is identical or directly comparable to OCIP, and certain of these companies may have characteristics that are materially different from those of OCIP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect OCIP.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of May 31, 2018, other than with respect to CVRR, with respect to which J.P. Morgan utilized market data as of May 25, 2018, the last unaffected trading day prior to the publication of media reports that CVR Energy, Inc. intended to commence an exchange offer for shares of CVRR. For each of the following analyses performed by J.P. Morgan, estimated financial data for the relevant selected companies were based on (except as otherwise noted) OCI N.V. management projections (in the case of OCIP) and information obtained from FactSet Research Systems and broker estimates (in the case of the selected companies).

The information J.P. Morgan calculated for the Selected MLP Companies included:

•	Multiple of equity value of common units, or “price” (using the unit price as of May 31, 2018 or May 25, 2018, as applicable) to estimated distributable cash flow (“DCF”) per common unit for the year ending December 31, 2019; and

•	The estimated calendar year 2019 distribution yield, calculated as the estimated distribution per common unit, divided by the common unit price as of May 31, 2018 or May 25, 2018, as applicable.

With respect to MEOH, the information J.P. Morgan calculated included a multiple of firm value calculated as the market value of the company’s fully diluted common equity, plus debt and non-controlling interests, less cash and cash equivalents) to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for the years ending December 31, 2018 and 2019.

Results of the analysis with respect to the Selected MLP Companies are as follows:

Selected MLP Companies

	Price / Estimated DCF Per Common Unit	Estimated Distribution Yield
	2019E	2019E
CVRR	9.1x	11.0%
UAN	7.9x	13.3%

Results of the analysis with respect to MEOH are as follows:

MEOH

Firm Value / Estimated EBITDA
	2018E	2019E
MEOH	6.9x	7.9x

J.P. Morgan also calculated the same financial multiples and ratios for OCIP using OCIP’s market price as of May 31, 2018, based on both the OCI N.V. management projections for OCIP, as set forth in the table labeled “OCI Management Projections Related to OCIP” under the heading “—Financial Projections” (the “Parent management projections”) and selected equity research reports (referred to as “street estimates” in the below table).

	Price / Estimated DCF Per Common Unit	Estimated Distribution Yield	Firm Value / Estimated EBITDA
	2019E	2019E	2018E	2019E
OCIP (based on Parent management projections)	7.4x	13.6%	6.6x	7.4x
OCIP (based on street estimates)	7.6x	11.1%	7.6x	8.5x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of OCIP and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, geography, corporate structure, growth prospects, asset profiles and capital structures between OCIP and the companies included in the public trading multiple analyses described above. Based upon these judgments, J.P. Morgan selected multiple reference ranges for OCIP of 7.5x—9.0x for price to estimated 2019 DCF per common unit; 13.5%—11.0% for estimated 2019 distribution yields; and 6.0x—7.0x and 7.0x—8.0x for firm value to estimated 2018 and 2019 EBITDA, respectively;

After applying such ranges to the appropriate metrics for OCIP based on the OCI N.V. management projections, the analysis indicated the following implied equity value ranges per OCIP common unit (resulting per unit values were in all cases rounded to the nearest $0.25 per unit):

OCIP Implied Equity Value Per Unit Range

	Price / Estimated DCF Per Common Unit	Estimated Distribution Yield	Firm Value / Estimated EBITDA
	2019E	2019E	2018E	2019E
Low	$10.25	$10.00	$8.75	$9.25
High	$12.25	$12.25	$11.00	$11.25

The ranges of implied equity values per OCIP common unit were compared to the OCIP common unit closing price of $10.00 on May 31, 2018 and the price of $8.40 per OCIP common unit paid by OCI N.V. in a privately negotiated transaction effected in December 2017 (as described under “—Background of the Offer”).

In addition to the OCIP Selected Companies, J.P. Morgan compared selected financial data of OCIP with similar data for the following publicly traded companies and included such information in the J.P. Morgan Materials for reference purposes only:

•	Yara International ASA;

•	CF Industries Holdings, Inc.;

•	OCI N.V.; and

•	LSB Industries, Inc.

Discounted Distributable Cash Flow Per LP Unit Analysis

J.P. Morgan conducted a discounted distributable cash flow per limited partner unit analysis for the purpose of determining an implied fully diluted equity value per unit for OCIP common units. A discounted distributable cash flow per limited partner unit analysis is a method of evaluating the equity value of a company using estimates of the future distributable cash flow per limited partner unit generated by the company and taking into consideration the time value of money with respect to those future distributable cash flows per limited partner unit by calculating their “present value”. “Present value” refers to the current value of future distributable cash flows per limited partner unit to unitholders, and is obtained by discounting those future distributable cash flows per limited partner unit back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all distributable cash flows per limited partner unit for periods beyond the final forecast period.

J.P. Morgan calculated the present value of the future distributions to equityholders that OCIP is expected to generate during the period from calendar year 2018 through the end of 2023 using the financial forecasts prepared by OCI N.V. management and summarized under “—Financial Projections”.

J.P. Morgan also calculated a range of terminal values for OCIP at December 31, 2023 by applying a terminal growth rate of 0.0% to the normalized final year distribution stream of OCIP forecasted by OCI N.V. management, which had been adjusted to reflect OCI N.V. management’s terminal assumptions. The distribution streams and range of terminal values for OCIP were then each discounted to present values using a discount rate range of 12.5% to 14.5%, which was the range chosen by J.P. Morgan based upon an analysis of the cost of equity of OCIP. The present values of the estimated future distributions and the range of terminal values for OCIP were added together and then adjusted, based on assumptions provided by OCI N.V. for the present value of the tax loss that is expected by OCI N.V. to occur based on its understanding that income earned from the production and marketing of methanol and synthesis gas will no longer constitute MLP “qualifying income” for U.S. federal income tax purposes after 2027, resulting in a range of implied equity values per OCIP common unit of $10.25—$11.75 (rounded to the nearest $0.25 per unit).

The range of implied equity values per OCIP common unit was compared to the OCIP common unit closing price of $10.00 on May 31, 2018 and the price of $8.40 per OCIP common unit paid by OCI N.V. in a privately negotiated transaction effected in December 2017 (as described under “—Background of the Offer”).

While the discounted distributable cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal values and discount rates. The implied valuation range derived from the discounted distributable cash flow analysis is not necessarily indicative of OCIP’s present or future value or results.

Based on the foregoing analyses described above, J.P. Morgan determined that, as of June 1, 2018 and based upon and subject to the factors, assumptions and procedures set forth in the J.P. Morgan Valuation Letter, the equity of OCIP had a range of value between $826.5 million and $1,000.5 million in the aggregate (or between $9.50 and $11.50 per outstanding Unit, based on the unit count provided in OCIP’s most recent Form 10-Q filed with the SEC on May 7, 2018).

Miscellaneous

As described above, J.P. Morgan was not asked to, and did not, render any opinion relating to the fairness of the Offer or the Offer Price. The J.P. Morgan Materials were one of many factors taken into consideration by the Board of OCI N.V. in deciding to commence the Offer.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of financial analyses is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of OCIP. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its view expressed in the J.P. Morgan Valuation Letter, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its view. Rather, J.P. Morgan considered the totality of the factors and analyses performed in arriving at its view expressed in the J.P. Morgan Valuation Letter.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to OCIP. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of OCIP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to OCIP.

OCI N.V. selected J.P. Morgan as its financial advisor because of J.P. Morgan’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in similar transactions and because of J.P. Morgan’s familiarity with OCI N.V., OCIP and their respective businesses. As part of J.P. Morgan’s investment banking business, J.P. Morgan is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

J.P. Morgan, which is authorized in the United Kingdom by the Prudential Regulation Authority (the “PRA”) and regulated in the United Kingdom by the PRA and the Financial Conduct Authority, acted exclusively as financial adviser to OCI N.V. and no one else in connection with the Offer, and J.P. Morgan did not and will not regard any other person as its client in relation to J.P. Morgan Materials or the Offer and will not be responsible to anyone other than OCI N.V. for providing the protections afforded to clients of J.P. Morgan, nor for providing advice in relation to any matter referred to herein.

Pursuant to an engagement letter effective May 25, 2018, J.P. Morgan will receive a fee of $3.0 million for its financial advisory services rendered in connection with the Offer, all of which is contingent upon the consummation of the transaction. Of this $3.0 million financial advisory fee, $1.0 million will be paid upon the consummation of the Offer and $2.0 million will be paid in the future as a credit against fees paid to J.P. Morgan in respect of future financial advisory services and capital markets services, but is otherwise payable on the third anniversary of the engagement letter if no such services are provided. In the event the $2.0 million deferred fee is paid on the third anniversary of the engagement letter, then the deferred fee may be credited against fees payable to J.P. Morgan in respect of future financial advisory services and capital markets services in the two years following the third anniversary of the engagement letter. In addition, OCI N.V. has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding June 1, 2018, the date of the J.P. Morgan Materials, J.P. Morgan and its affiliates have had commercial or investment banking relationships with OCI N.V., for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting (i) as dealer manager on an offer to buy back securities of OCI N.V. which closed in March 2018, (ii) as lead left global coordinator and bookrunner on OCI N.V. offering of debt securities which closed in April 2018, and (iii) as joint lead arranger and bookrunner on OCI N.V.’s term and revolving credit facilities which closed in April 2018. In addition, J.P. Morgan Securities LLC is acting as the Dealer Manager in connection with the Offer, for which it will receive indemnification against certain liabilities in connection with the Offer, including under federal securities laws. During the two years preceding June 1, 2018, the date of the J.P. Morgan Materials, the aggregate fees received by J.P. Morgan from OCI N.V. were approximately $9 million. During such two year period, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with OCIP. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding shares of OCI N.V. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of OCIP or OCI N.V. and/or one or more of their affiliates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

5. Financial Projections

OCIP does not as a matter of course make public any financial projections as to future performance, earnings or other results, and is especially wary of making projections for earnings periods due to the unpredictability of the underlying assumptions and estimates. However, the board of directors of OCI was aware of certain non-public financial projections at the time they evaluated the Offer and the Buyout. We have included below a summary of these projections to give OCIP unitholders access to certain non-public information that was considered by the board of directors of OCI in their evaluation of the Offer and the Buyout.

These projections, which were prepared by and are the responsibility of OCI’s management, were prepared solely for internal use. They were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections, which do not reflect the proposed transaction, were substantially completed during the second quarter of 2018. The projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S., and KPMG LLP, OCIP’s independent auditors have not examined, compiled nor performed any procedures with respect to the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto nor assume any responsibility for them.

OCI’s internal financial forecasts (which includes OCIP’s financial forecasts) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections reflect numerous assumptions made by OCI’s management with respect to industry performance, general business, economic, market and financial conditions and other matters, driven primarily by prices of natural gas, ammonia and methanol, all of which have varied significantly historically and are difficult to predict, and many of which are beyond OCI’s and OCIP’s control. Accordingly, there can be no assurance that the assumptions made at the time the projections were prepared will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of these projections herein should not be regarded as an indication that any of OCI or OCIP or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and we caution you that the projections should not be relied upon as such or to make a decision regarding the Offer.

Neither OCI nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of OCIP or OCI compared to the information contained in the projections, and to OCI’s knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

OCI Management Projections Related to OCIP(1)

(in millions)

	2018E	2019E(4)	2020E
EBITDA(2)	$197	$164	$174
Cash available for distribution(3)	$130	$110	$119

(1)	The financial projections are based on the forward curve for natural gas and the average prices forecasted by market consultants for ammonia and methanol through the three year period ending in 2020. Financial projections do not include consideration of a debottlenecking project that OCIP is currently evaluating that can potentially increase methanol capacity by an estimated 10%. OCIP’s preliminary expectation is that additional methanol would be produced at cash cost similar to current production and could generate incremental EBITDA driven by the increased methanol production and sales volumes. OCIP has been in discussions with third parties regarding construction and procurement of equipment in order to develop a cost estimate and assess project feasibility. Based on preliminary indications, OCIP believes this can potentially be executed at a discount to replacement cost and is in discussions with suppliers to source the raw materials and feedstocks that would be required; however, no material definitive agreements have been signed to-date for this project.
(2)	EBITDA is defined as net income (loss) plus (i) interest expense and other financing costs, (ii) income tax expense and (iii) depreciation expense.
(3)

Cash available for distribution is generally equal to EBITDA reduced for cash needed for (i) debt service requirements, (ii) maintenance and expansion capital expenditures which is composed of (a) capital expenditures excluding turnarounds and (b) reserves for scheduled turnaround expenses, (iii) reserves for future operating or capital needs that the board of directors of the General Partner deems necessary or appropriate, if any, (iv) taxes and (v) rounding for distributions which reflects the positive or negative adjustment necessary to eliminate any fraction of a cent per unit on OCIP’s declared cash distributions.
(4)	Financial projections for 2019 are negatively affected by a four week turnaround at OCIP’s plant that generally occurs once every four years and is scheduled to occur in 2019.

6. Transactions and Arrangements Concerning the Units

Except as described in this Offer to Purchase, including Schedule B to this Offer to Purchase, neither OCI nor, to the best of its knowledge, any of the persons listed on Schedule A to this Offer to Purchase nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Units, has engaged in any transactions in Units in the past 60 days or is a party to any agreement, arrangement or understanding with any other person with respect to Units or any other securities of OCIP (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loans or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Schedule B to this Offer to Purchase also sets forth certain details regarding acquisitions of Units by OCI during the past two years.

As of the date of this Offer to Purchase, OCI owns 76,774,139 or approximately 88.25% of the outstanding Units. OCIP is exempt from the NYSE requirement to have, and does not have, a standing nominating committee. As a result of its ownership of the General Partner, OCI has the power to appoint all of the members of the OCIP board of directors.

7. Conditions to the Buyout

OCI cannot effect the Buyout unless:

•	no law, temporary restraining order, preliminary or permanent injunction, judgement or ruling enacted, promulgated, issued or entered by any governmental authority will be in effect that enjoins, restrains, prevents or prohibits the consummation of the Buyout or makes the consummation of the Buyout illegal; and

•	the Minimum Tender Condition has been satisfied.

8. Certain Effects of the Offer and the Buyout

The purchase of Units pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and may reduce the number of holders of Units, which could adversely affect the liquidity and market value of the remaining Units held by the public.

If the Minimum Tender Condition is met and the Offer is successfully completed, OCI expects to own more than 90% of the outstanding Units. On that basis, OCI will be entitled to, and currently intends that it or an affiliate will, as assignee of the General Partner’s right, pursuant to Section 15.1(a) of the Partnership Agreement, purchase all outstanding Units that are not held by OCI or its affiliates, upon the terms and subject to the conditions set forth in this Offer to Purchase and the letter of transmittal enclosed with this Offer to Purchase. If OCI gives notice of the Buyout, OCI will do so on the date immediately following the Acceptance Time. See “—Certain Effects of the Offer and the Buyout.”

As a result of the Offer, OCI’s interest in OCIP’s net book value and net income or loss will increase to the extent of the number of Units that it acquires. For example, according to the Annual Report on Form 10-K filed by OCIP with the SEC for the year ended December 31, 2017, for the year then ended it had net income attributable of approximately $24.5 million. Assuming OCI and its affiliates owned 88.25% of the Units throughout 2017, their interest in OCIP’s net income would have been approximately $21.6 million. Following consummation of the Buyout, the interest of OCI and its affiliates in OCIP’s net income will increase to 100%, and OCI will be entitled to all other benefits resulting from OCI’s 100% ownership of OCIP, including all income generated by OCIP’s operations and any future increase in OCIP’s value. If the Offer is completed but not the Buyout, OCI will be entitled to similar benefits proportionate to its increased ownership of OCIP. Similarly, OCI will bear all of the risk of losses generated by OCIP’s operations and any decrease in the value of OCIP after the Offer and the Buyout. Upon consummation of the Buyout, OCIP will become a privately-held limited partnership. Accordingly, former holders of Units will not have the opportunity to participate in the earnings and growth of OCIP after the Offer and the Buyout. Similarly, former holders of Units will not face the risk of losses generated by OCIP’s operations or decline in the value of OCIP after the Offer and the Buyout. If the Buyout provided in the Partnership Agreement cannot be exercised after the Offer is completed, then the Units not tendered and accepted for purchase will remain outstanding and the holders of these Units will continue to participate in the earnings and growth of OCIP and will be subject to potential losses generated by OCIP’s future operations or a decline in the trading price of the Units.

The Units are currently registered under the Exchange Act and are quoted on the NYSE under the symbol “OCIP.” Upon consummation of the Buyout, OCIP will become a privately-held limited partnership, there will be no public market for the Units, Units will cease to be quoted on the NYSE and price quotations with respect to the Units will no longer be available. In addition, after the Buyout (or, depending on the results of the Offer, after the Offer), registration of OCIP under the Exchange Act will be terminated, and OCIP will no longer be required to file periodic reports with the SEC. Once the registration of the Units under the Exchange Act has been terminated, certain provisions of the Exchange Act, such as the reporting requirements of Section 13 of the Exchange Act, the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with unitholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, will no longer be applicable to OCIP. In addition, “affiliates” of OCIP and persons holding “restricted securities” of OCIP may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended.

9. Purposes, Reasons and Plans for OCIP After the Buyout

Following the Offer and the Buyout, OCI may consolidate the assets and operations of OCIP and affiliates into one or more entities under OCI’s control. Other than as disclosed herein, OCI does not have any current intentions, plans or proposals to cause OCIP to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the Offer and the Buyout involving OCIP’s corporate structure, business or management, such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in OCIP’s business.

Nevertheless, following consummation of the Offer and, if applicable, the Buyout, OCI and the management and/or the board of directors of the General Partner may initiate a review of OCIP and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Offer and Buyout to enhance the combined businesses and operations of OCI and OCIP and may cause OCIP to engage in the types of transactions set forth above if the management and/or board of directors of the General Partner decides that such transactions are in the best interest of OCIP upon such review. OCI and OCIP expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

In the event that the Offer or the Buyout are not consummated for any reason, OCI will evaluate its other alternatives. Such alternatives could include commencing a tender offer for the Units it does not already own on the same or different terms, including with a different offer price, different consideration or different conditions, proposing a merger on terms other than those described above, purchasing or selling additional Units in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action to acquire additional Units.

10. Effects on OCIP if the Offer Is Not Consummated

If the Offer is not consummated for any reason, holders of Units will not receive any payment for their Units in connection with the Offer. Instead, OCIP will remain a public company and the Units will continue to be listed for trading on the NYSE. In addition, if the Offer is not consummated, we expect that OCIP management will operate the OCIP business in a manner similar to that in which it is being operated today and that holders of Units will continue to be subject to the same risks and opportunities as they currently are, including, among other things, that OCIP’s operations can be materially affected by commodity price risks, risks related to operation in a single site, overall market conditions and a lack of trading liquidity due to a limited public float, among other factors. Accordingly, if the Offer is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Units. From time to time, the board of directors of the General Partner will evaluate and review, among other things, the business operations, properties, distribution policy and capitalization of OCIP and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stakeholder value. If the Offer is not consummated for any reason, there can be no assurance that any other transaction acceptable to OCIP unitholders will be offered, or that the business, prospects or results of operations of OCIP will not be adversely impacted.

11. Interests of Certain Persons in the Offer and the Buyout

In considering the fairness of the consideration to be received in the Offer and the Buyout, unitholders should be aware that OCI and certain officers and directors of the General Partner have interests in the Offer and the Buyout which may present them with certain actual or potential conflicts of interest.

Financial Interests. OCI’s interests and the interests of OCI’s corporate affiliates in respect of the Offer and, if applicable, the Buyout are different from yours because OCI has an interest in acquiring the Units as inexpensively as possible and you have an interest in selling your Units for the highest possible price. The interests of OCI’s directors and other affiliates in the Offer and the Buyout may be the same as or different from your interests. For example, while in general the interests of OCI’s and OCI’s affiliates’ respective directors and officers in respect of the Offer will be aligned with OCI’s interests, some of OCI’s or OCI’s affiliates’ (including the General Partner’s) directors and officers own Units, which they may be entitled to tender in the Offer for the same price per unit that is available to you. To OCI’s knowledge, the directors and officers of the General Partner collectively own 906,064 Units that may be tendered in the Offer. (1) Michael Bennett, the Chairman of the boards of directors of OCI and the General Partner and the owner of 15,000 Units and (2) Ahmed El-Hoshy, the Chief Executive Officer of OCI N.V. in the Americas and the General Partner and the owner of 850 Units, intend to tender all of the Units that they own. Nassef Sawiris, the Chief Executive Officer of OCI, a director of the General Partner and the owner of 879,214 Units, may or may not tender the Units that he owns.

Interlocking Directors and Officers. The board of directors of the General Partner consists of six directors, two of whom are also directors of OCI. Additionally, Ahmed El-Hoshy, the Chief Executive Officer and a director of OCIP, also serves OCI as Chief Executive Officer of OCI N.V. in the Americas, and Beshoy Guirguis, the Chief Financial Officer of OCIP, also serves OCI as Chief Financial Officer of OCI N.V. in the Americas. These overlaps are reflected in the table set forth in Schedule A attached hereto.

Indemnification. The Partnership Agreement provides that (1) OCIP will indemnify each director and executive officer of the general partner of OCIP to the fullest extent permitted by law and (2) OCIP will cover such individual under any directors and officers liability insurance that OCIP maintains.

Other. OCIP may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that OCIP must file with the SEC. We encourage you to read a copy of OCIP’s Schedule 14D-9 before making a decision with respect to the Offer.

12. Certain Relationships Between OCI and OCIP

To the extent the discussion below summarizes any agreement that has been filed by OCI or OCIP with the SEC, each such summary is qualified entirely by reference to the complete text of the applicable agreement, which is incorporated into this Offer to Purchase by reference. We encourage you to read each such agreement carefully and in its entirety. You should also review “—Interests of Certain Persons in the Offer and the Buyout” beginning on page 25 for a description of arrangements between OCI and OCIP and between OCIP and directors and executive officers of the General Partner.

As of the date of this Offer to Purchase, OCI and its affiliates own approximately 88.25% of the outstanding Units and OCI owns 100% of the General Partner. As a result of its ownership in the General Partner, OCI is able to appoint the entire board of directors of the General Partner. References in this section to OCI include its wholly owned subsidiaries, other than the General Partner, and references to OCIP include OCIP’s subsidiaries.

Omnibus Agreement

OCI and OCIP are party to an omnibus agreement (the “Omnibus Agreement”). The Omnibus Agreement addresses certain aspects of OCIP’s relationship with OCI, including: (i) certain indemnification obligations, (ii) the provision by OCI to OCIP of certain services, including selling, general and administrative services and management and operating services relating to operating OCIP’s business, (iii) OCIP’s use of the name “OCI” and related marks and (iv) the allocation among OCIP and OCI of certain tax attributes.

Under the Omnibus Agreement, OCI has agreed to provide, or cause one or more of its affiliates to provide, OCIP with such selling, general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of OCIP. Pursuant to the Omnibus Agreement, OCIP has agreed to reimburse OCI for all reasonable direct or indirect costs and expenses incurred by OCI or its affiliates in connection with the provision of such services, including the compensation and employee benefits of employees of OCI or its affiliates.

Related Party Sales

On May 12, 2015, OCIP entered into an agreement with OCI Fertilizers USA LLC (“OCI Fertilizers USA”), an indirect, wholly owned subsidiary of OCI that is a wholesaler of ammonia, to supply OCI Fertilizers USA with commercial grade anhydrous ammonia. OCI Fertilizers USA purchases the ammonia to resell to third parties. The term of the original agreement began on June 1, 2015 and ended on May 31, 2017 and renews automatically on an annual basis unless a party cancels with 90 days’ notice. Under the terms of the agreement, OCI Fertilizers USA is paid a 1.5% commission of the sales price to third parties. This agreement will be terminated on or prior to July 2, 2018.

On July 1, 2017, OCIP entered into an ammonia purchase agreement with OCI Fertilizer Trade & Supply B.V., an indirect, wholly owned subsidiary of OCI (“OCI Fertilizer Trade & Supply”), to supply OCI Fertilizer Trade & Supply with approximately 22,500 metric tons of commercial grade anhydrous ammonia during July and August of 2017. On December 20, 2017, OCIP entered into an ammonia purchase agreement with OCI Fertilizer Trade & Supply to supply OCI Fertilizer Trade & Supply with approximately 16,300 metric tons of commercial grade anhydrous ammonia during December of 2017.

On January 20, 2018, OCIP entered into a tolling agreement with OCI Fuels Limited (“OCI Fuels”) an indirect, wholly owned subsidiary of OCI. Under the agreement, OCIP charges OCI Fuels a tolling fee to process the natural gas purchased and delivered to OCIP’s facility by OCI Fuels for the production of methanol.

On February 19, 2018, OCIP entered into an agreement with Iowa Fertilizer Company, an indirect, wholly owned subsidiary of OCI, to supply Iowa Fertilizer Company with up to 60,000 metric tons per year of commercial grade anhydrous ammonia, at OCIP’s option. Pursuant to an exchange agreement with a third party, OCIP delivers the anhydrous ammonia to the third party’s barge on an FOB basis and an equal amount of product is delivered by the third party to Iowa Fertilizer Company’s facility. On or prior to July 2, 2018, Iowa Fertilizer Company will assign the agreement with OCIP to N-7 (as defined below).

On May 18, 2018, OCIP entered into an agreement with N-7, LLC, a joint venture between OCI and Dakota Gasification Company (“N-7”), pursuant to which N-7 will be the exclusive marketer of OCIP’s ammonia production in North America. Under the terms of the agreement, N-7 is paid a 1.5% commission of the sales price to third parties for certain non-contracted (or spot) ammonia sales in North America.

13. Possible Actions by OCI with Regard to OCIP if the Offer Is Not Completed

If the Offer is not completed, OCI will re-evaluate its options with respect to the Units not owned by it. In particular, OCI may consider commencing a tender offer for the Units it does not already own on the same or different terms, including with a different offer price, different consideration, or different conditions, proposing a merger, purchasing or selling additional Units in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise, or taking no further action with respect to the Units. If the Offer is not completed and Units remain outstanding, the public unitholders of OCIP would, absent a sale by them in the public markets, retain their Units and would realize the benefit of any improvement in OCIP’s business or profitability but would also bear the risk that the trading price per Unit could decline to a price that is less than the Offer Price, the rate of distributions on the Units could fall or cease to be paid or Units become less readily marketable.

If OCI were to pursue any of these alternatives, it might take considerably longer for the public holders of Units to receive any consideration for their Units (other than through sales in the open market) than if they had tendered their Units in the Offer. Any such transaction may result in proceeds per Units to the public unitholders of OCIP that are more or less than or the same as the Offer Price.

II. THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), OCI shall accept for payment and pay for Units validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date in accordance with the procedures set forth under “—Acceptance for Payment and Payment for Units.” If the conditions to the Offer are satisfied or waived, OCI will purchase all Units validly tendered and not properly withdrawn as described above.

The obligation of OCI to accept for payment, and pay for all Units tendered pursuant to the Offer shall be subject to the Minimum Tender Condition, unless waived, as well as the other conditions described under “—Conditions to the Offer.” OCI may terminate the Offer without purchasing any Units if certain events described under “—Conditions to the Offer” occur.

If at any scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or earlier waived by OCI if it is a waivable condition, OCI may, in its sole discretion, extend the Offer and the Expiration Date for one or more periods of up to twenty (20) business days each, the length of each such period to be determined by OCI in its sole discretion. There can be no assurance that OCI will exercise its rights to extend the Offer.

If OCI is delayed in its payment for the Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to OCI’s rights under the Offer, the Depositary may retain tendered Units on behalf of

OCI, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described under “—Withdrawal Rights.” However, the ability of OCI to delay the payment for Units which OCI has accepted for payment is limited by Rule 14e-1 promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

OCI will accept for payment and pay for all Units validly tendered and not properly withdrawn pursuant to the Offer if all of the conditions to the Offer are satisfied or waived on the Expiration Date. Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which OCI may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Units in a manner reasonably designed to inform such holders of such change), OCI shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If OCI makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, OCI will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality of the changes. A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to unitholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

If, on or before the Expiration Date, OCI increases the consideration being paid for Units accepted for payment pursuant to the Offer, such increased consideration will be paid to all unitholders whose Units are purchased in the Offer, whether or not such Units were tendered before the announcement of the increase in consideration.

OCIP has provided OCI with its unitholder lists and security position listings for the purpose of disseminating the Offer to holders of Units. This Offer to Purchase, the related letter of transmittal and other relevant materials will be mailed to record holders of Units, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the unitholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Units

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), OCI will accept for payment, and will pay for, all Units validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. Subject to applicable rules of the SEC, OCI expressly reserves the right to delay acceptance for payment of, or payment for, Units in order to comply in whole or in part with any other applicable law. If OCI desires to delay payment for Units accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, OCI will extend the Offer. In all cases, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Units (the “Certificates”) or timely confirmation of a book-entry transfer of such Units into the Depositary’s account at DTC (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedures for Accepting the Offer and Tendering Units,” (ii) the letter of transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. An “agent’s message” is a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Units which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that OCI may enforce such agreement against such participant.

For purposes of the Offer, OCI will be deemed to have accepted for payment, and thereby purchased, Units validly tendered and not properly withdrawn as, if and when OCI gives oral or written notice to the Depositary, as agent for the tendering unitholders, of OCI’s acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from OCI and transmitting such payments to tendering unitholders whose Units have been accepted for payment.

Units tendered by notice of guaranteed delivery as described under “—Procedures for Accepting the Offer and Tendering Units—Guaranteed Delivery” will be excluded from the determination of whether the Minimum Tender Condition has been satisfied, unless such Units and other required documents are received by the Depositary by the Expiration Date.

If any tendered Units are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Units than are tendered, certificates evidencing unpurchased Units will be returned, without expense to the tendering unitholder (or, in the case of Units tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “—Procedures for Accepting the Offer and Tendering Units,” such Units will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Units

For you to validly tender Units into the Offer, you must do one of the following:

•	Deliver certificates for your common units, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

•	Arrange for a book-entry transfer of your common units to be made to the Depositary’s account at DTC and receipt by the Depositary of a confirmation of this transfer prior to the expiration of the Offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer;

•	Arrange for a book-entry transfer of your common units to the Depositary’s account at DTC and receipt by the Depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the Offer; or

•	The guaranteed delivery procedures described below must be followed.

The Depositary will establish an account with respect to the Units at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Units by causing DTC to transfer these Units into the Depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of Units through book-entry delivery at DTC to be valid, the Depositary must receive a Book-Entry Confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date of the Offer, or an agent’s message as part of the Book-Entry Confirmation, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Units are tendered either by a registered holder of Units who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution. By “eligible institution,” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for Units are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

The method of delivery of certificates representing Units and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

By executing a letter of transmittal, you will agree and acknowledge that our acceptance for payment of Units you tender in the Offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those common units and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for Units to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those Units immediately upon our acceptance of those Units for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units, in our reasonable judgment, and our determination will be final and binding, subject to challenge by a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders of Units that we determine are not in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. No tender of Units will be deemed to have been validly made until all defects and irregularities in tenders of those common units have been cured or waived. None of OCI, the Depositary, the Information and Solicitation Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the letter of transmittal and instructions, will be final and binding, subject to challenge by a court of competent jurisdiction.

The tender of common units of OCIP pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Guaranteed Delivery

If you wish to tender Units pursuant to the Offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date or cannot complete the procedure for book-entry transfer on a timely basis, your Units may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the Depositary as provided below on or prior to the Expiration Date; and

•	the certificates for all tendered Units (or a confirmation of a book-entry transfer of such securities into the Depositary’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed photocopy with any required signature guarantees, or, in the case of book-entry transfer, an agent’s message, and all other documents required by the letter of transmittal are received by the Depositary within two NYSE trading days after the date of execution of the notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand or transmit it by photocopy transmission or mail to the Depositary. You must include a guarantee by an eligible institution in the form set forth in that notice.

In all cases, we will exchange Units tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of certificates for Units, or timely confirmation of a book-entry transfer of those Units into the Depositary’s account at DTC as described above, a properly completed and duly executed letter of transmittal or a manually signed photocopy thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

Units tendered by notice of guaranteed delivery will be excluded from the determination of whether the Minimum Tender Condition has been satisfied, unless such Units and other required documents are received by the Depositary by the Expiration Date.

4. Withdrawal Rights

You may withdraw Units that you tender pursuant to the Offer at any time before the expiration of the Offer. After the expiration of the Offer, tenders are irrevocable. However, if we have not accepted tendered common units for payment by August 1, 2018 (as such date may be extended in connection with any extension of the Expiration Date), you may withdraw tendered common units at any time thereafter.

For your withdrawal to be effective, the Depositary must receive from you a written or photocopy transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of Units to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Units. If Units have been tendered pursuant to the procedures for book-entry tender discussed above under “—Procedures for Accepting the Offer and Tendering Units,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Units and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Units withdrawn must also be furnished to the Depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our reasonable judgment, and our decision will be final and binding, subject to challenge by a court of competent jurisdiction.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the Units have been tendered for the account of an eligible institution.

None of OCI, the Depositary, the Information and Solicitation Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Units that you properly withdraw will be deemed not to have been validly tendered for purposes of the Offer. However, you may retender withdrawn Units by following one of the procedures discussed above under “—Procedures for Accepting the Offer and Tendering Units” at any time before the expiration of the Offer.

5. Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below). This summary is for general information only and is not tax advice. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not describe any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any local, state or foreign jurisdiction nor any aspects of U.S. federal tax law other than income taxation. Furthermore, this discussion is limited to U.S. holders that hold their Units as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to particular U.S. holders, including, without limitation, corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts or other U.S. holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, individual retirement accounts (“IRAs”), dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, employee benefit plans, real estate investment trusts or mutual funds.

This summary is based on the Code, the regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

We urge you to consult with and rely upon your own tax advisor with respect to the specific tax consequences to you in connection with the Offer in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Units that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments with Respect to Units in the Offer

The tender of Units for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder will recognize gain or loss, if any, equal to the difference between (i) the sum of

(A) the amount of cash received and (B) such U.S. holder’s share of OCIP’s nonrecourse liabilities immediately prior to the time such U.S. holder’s Units are tendered for cash and (ii) such U.S. holder’s adjusted tax basis in the Units tendered therefor (which includes such U.S. holder’s share of OCIP’s nonrecourse liabilities immediately prior to the time such U.S. holder’s Units are tendered).

A U.S. holder’s initial tax basis in its Units purchased with cash would have been equal to the amount such U.S. holder paid for the Units plus the U.S. holder’s share of OCIP’s nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder’s share of OCIP’s income and by any increases in the U.S. holder’s share of OCIP’s nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from OCIP, by the U.S. holder’s share of OCIP’s losses, by any decreases in the U.S. holder’s share of OCIP’s nonrecourse liabilities and by the U.S. holder’s share of OCIP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Except as noted below, gain or loss recognized by a U.S. holder on the tender of Units in the Offer will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to potential recapture items, including depreciation recapture, or other “unrealized receivables” or to “inventory items” owned by OCIP and its subsidiaries. Ordinary income attributable to unrealized receivables, including depreciation recapture, and inventory items may exceed net taxable gain realized upon the tender of a Unit and may be recognized even if there is a net taxable loss realized on the tender of such U.S. holder’s Units. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the tender of Units in the Offer.

Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder’s holding period for its Units is more than twelve months as of the time such Units are tendered. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

The amount of gain or loss recognized by each U.S. holder will vary depending on each U.S. holder’s particular situation, including the adjusted tax basis of the Units tendered by each U.S. holder and the amount of any suspended passive losses that may be available to a particular U.S. holder to offset a portion of the gain recognized by each U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded a U.S. holder’s share of OCIP’s income may be deducted in full upon the U.S. holder’s taxable disposition of its entire investment in OCIP. Each holder is strongly urged to consult its own tax advisor with respect to the specific tax consequences to it of the Offer, taking into account its own particular circumstances.

OCIP Items of Income, Gain, Loss, and Deduction

U.S. holders will be allocated their share of OCIP’s items of income, gain, loss, and deduction for the taxable period of OCIP that includes the date the Units are tendered pursuant to the Offer. These allocations will be made in accordance with the terms of the Partnership Agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from OCIP attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder’s tax basis in the Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder as a result of the Offer. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder’s tax basis in the Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder as a result of the Offer.

Backup Withholding Tax

Proceeds from the tender of Units generally will be subject to backup withholding tax at the applicable rate unless the applicable U.S. holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Buyout

U.S. holders that are purchased pursuant to the Buyout will recognize gain or loss for U.S. federal income tax purposes generally in the same manner as U.S. holders that tender Units for cash pursuant to the Offer.

6. Price Range of Units; Distributions on Units

Units are listed on the NYSE under the symbol “OCIP,” and have been listed on the NYSE at all times since October 4, 2013.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per unit of Units on the NYSE and quarterly cash distributions paid to our common unitholders.

	High	Low	Cash Distribution per Common Unit(1)
Year Ended December 31, 2016:
First Quarter	$7.82	$5.57	$0.06
Second Quarter	$8.16	$6.15	$—
Third Quarter	$8.03	$5.46	$—
Fourth Quarter	$8.85	$4.95	$—
Year Ended December 31, 2017:
First Quarter	$10.35	$8.40	$0.23
Second Quarter	$10.20	$7.20	$0.12
Third Quarter	$9.00	$7.60	$0.08
Fourth Quarter	$8.40	$6.76	$0.27
Year Ending December 31, 2018:
First Quarter	$9.60	$8.05	$0.38	(2)
Second Quarter(3)	$10.45	$8.85	$—

(1)	Represents the distribution with respect to such quarter but payable in the following quarter.
(2)	Distribution will be paid on June 8, 2018 to unitholders of record on May 23, 2018.
(3)	As of the date hereof, no distribution has been declared with respect to the second quarter of 2018.

On June 1, 2018, the last trading day prior to the printing of this Offer to Purchase, the last sale price reported on the NYSE was $10.00 per Unit. Unitholders are urged to obtain current market quotations for Units before making a decision with respect to the Offer.

7. Possible Effects of the Offer on the Market for Units; Stock Exchange Listing(s); Registration Under the Exchange Act; Margin Regulations

Possible Effect of the Offer on the Market for the Units

The purchase of Units by OCI pursuant to the Offer will reduce the number of Units that might otherwise trade publicly and reduce the number of holders of Units, which could affect the liquidity and market value of the remaining Units held by the public. OCI cannot reliably predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Units or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors—Certain Effects of the Offer and the Buyout.”

Stock Exchange Listing

The Units are listed for trading on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per common unit price of any Units not purchased pursuant to the Offer, the Units may no longer meet the requirements for continued listing on the NYSE, if, among other things, OCIP does not meet the requirements for the number of publicly held Units, the aggregate market value of the publicly held Units or the number of market makers for the Units. If, as a result of the purchase of Units pursuant to the Offer, the Units no longer meet the requirements of the NYSE for continued listing and the listing of the Units is discontinued, the market for Units could be adversely affected.

If the NYSE were to delist the Units, it is possible that the Units would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Units and the availability of such quotations would depend, however, upon such factors as the number of holders of Units and/or the aggregate market value of the publicly traded Units remaining at such time, the interest in maintaining a market in the Units on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. OCI cannot predict whether the reduction in the number of Units that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, Units or whether it would cause future market prices to be greater or lesser than the Offer Price being offered in the Offer and the Buyout.

Registration Under the Exchange Act

The Units are currently registered under the Exchange Act. The purchase of the Units pursuant to the Offer may result in the Units becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of OCIP to the SEC if the Units are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Units under the Exchange Act, assuming there are no other securities of OCIP subject to registration, would substantially reduce the information required to be furnished by OCIP to holders of Units and to the SEC and would make certain of the provisions of the Exchange Act, such as the periodic reporting requirements of Section 13, the short-swing profit recovery provisions of Section 16(b) and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to OCIP. Furthermore, “affiliates” of OCIP and persons holding “restricted securities” of OCIP may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Units under the Exchange Act were terminated, the Units would no longer be “margin securities” or eligible for stock exchange listing. If the Minimum Tender Condition is satisfied, we believe that the purchase of the Units pursuant to the Offer may result in the Units becoming eligible for deregistration under the Exchange Act, and, assuming that the Minimum Tender Condition is met, it would be our intention to cause OCIP to terminate registration of the Units under the Exchange Act after consummation of the Offer and the Buyout.

If registration of the Units under the Exchange Act is not terminated prior to the Buyout, then the registration of the Units under the Exchange Act and the listing of the Units on the NYSE will be terminated following the completion of the Buyout.

Margin Regulations

The Units are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Units. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Units pursuant to the Offer the Units might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Appraisal Rights; “Going-Private” Rules

Appraisal Rights

Under Delaware law, limited partnerships may, but are not required to, provide for appraisal rights in their partnership agreements. The Partnership Agreement does not provide for any appraisal rights, and therefore holders of Units will not have any appraisal rights in connection with the Offer or the Buyout.

“Going-Private” Rules

Because OCI is an affiliate of OCIP, the Offer and the Buyout constitute a “going private” transaction for purposes of Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning OCIP and certain information relating to the fairness of the Offer and the Buyout and the consideration offered to minority holders of Units be filed with the SEC and disclosed to minority holders of Units prior to the consummation of the Buyout. OCI has provided such information in this Offer to Purchase.

9. Certain Information Concerning OCIP

OCIP is a Delaware limited partnership with its principal executive offices at 5470 N. Twin City Highway Nederland, Texas 77627. The telephone number of OCIP’s principal executive offices is (409) 723-1900.

OCIP describes itself as follows:

OCI Partners LP is a Delaware limited partnership formed in February 2013 whose focus is on the production, marketing and distribution of methanol and anhydrous ammonia. OCI owns the general partner of OCIP.

OCIP owns and operates a production facility that is strategically located on the U.S. Gulf Coast near Beaumont, Texas and commenced full operations during August 2012. OCIP’s facility has pipeline connections to adjacent customers, port access with dedicated methanol and ammonia import/export jetties, allowing it to ship both products along the Gulf Coast, and truck loading facilities for both methanol and ammonia.

As of the date of this Offer to Purchase, (1) Aside from (a) Michael Bennett, the Chairman of the boards of directors of OCI and the General Partner, who intends to tender all of the 15,000 Units that he owns and (b) Ahmed El-Hoshy, the Chief Executive Officer of OCI N.V. in the Americas and the General Partner, who intends to tender all of the 850 Units that he owns, OCI does not know whether any executive officer, director or affiliate of OCIP intends to tender Units in the Offer, (2) none of OCIP, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer, and (3) OCIP has not made public any appraisal, report or opinion on the fairness of this transaction. Under Rule 14e-2, the board of directors of the General Partner must state its position with respect to this Offer within ten business days of the date of this Offer to Purchase.

Summary Consolidated Financial Information

The following table sets forth summary historical consolidated financial data for OCIP as of and for each of the fiscal years ended December 31, 2016 and 2017 and as of and for the three months ended March 31, 2018. This data and the comparative per unit data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in OCIP’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2016 and 2017, including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in OCIP’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, including the notes thereto. More comprehensive financial information is included in these reports (including management’s discussion and analysis of financial condition and results of operations) and other documents filed by OCIP with the SEC, and the following summary is qualified in its entirely by reference to those reports and such other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in OCIP’s Annual Report on Form 10-K for the year ended December 31, 2017 and as Item 1 in OCIP’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 are incorporated by reference into this Offer to Purchase. Copies of those reports and other documents filed by OCIP may be examined at or obtained from the SEC in the manner set forth below under “Available Information.”

	Year Ended December 31,		Three Months Ended March 31,
	2017	2016	2018
	(in thousands, except per unit amounts)
Statement of operations data:
Total revenue	$343,325	$258,229	$117,346
Total cost of goods sold (exclusive of depreciation)	$198,850	$179,069	$53,658
Income (loss) from continuing operations	$24,479	$(50,553)	$30,146
Net income (loss)	$24,479	$(50,553)	$30,146
Income (loss) per common unit from continuing operations	$0.28	$(0.58)	$0.35
Net income (loss) per common unit	$0.28	$(0.58)	$0.35
Balance sheet data (as of December 31, 2017 and 2016 and March 31, 2018)
Current assets	$64,956	$42,352	$100,936
Non-current assets	$559,148	$621,390	$544,803
Current liabilities	$57,209	$82,154	$52,718
Non-current liabilities	$426,574	$428,337	$446,043
Other
Ratio of earnings to fixed charges(1)	1.63	—	3.37
Total partners’ capital per share	$1.61	$1.76	$1.69

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. In accordance with Item 503(d) of Regulation S-K under the Securities Act of 1933, as amended, for purposes of calculating the ratio of earnings to fixed charges: (a) fixed charges represents interest expense (including amounts capitalized), amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the amount of interest included in rental expense; and (b) earnings represents the aggregate of pre-tax income from continuing operations, fixed charges and amortization of capitalized interest, less capitalized interest. For the year ended December 31, 2016, earnings before fixed charges were inadequate to cover fixed charges by $49.7 million.

Except as otherwise set forth herein, the information concerning OCIP contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. OCI has not independently verified the accuracy or completeness of the information contained in such documents and records, and cannot verify any failure by OCIP to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to OCI.

Available Information

OCIP is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters. Information, as of particular dates, concerning OCIP’s directors and officers, their remuneration, the principal holders of OCIP’s securities, any material interests of such persons in transactions with OCIP and other matters is required to be disclosed in reports under the Exchange Act distributed to OCIP’s unitholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Washington, D.C. 20549, and can be obtained electronically on the SEC’s website at www.sec.gov.

10. Certain Information Concerning OCI

OCI is a Dutch public limited company. Their principal executive offices are located at Honthorststraat 19 Amsterdam, 1071 DC, the Netherlands, and their business telephone number is +31 20 723 4500. OCI is a leading global producer and distributor of natural gas-based fertilizers and industrial chemicals. OCI is attractively positioned to monetize natural gas, the key feedstock required in the production of all its products, using its state-of-the-art facilities, global manufacturing footprint cross the U.S., Europe and North Africa as well as its global and versatile distribution capabilities.

Certain information regarding the directors and officers of OCI is set forth in Schedule A to this Offer to Purchase. None of OCI or any of the other persons referred to in Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor have any of them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. OCI has not made any arrangements in connection with the Offer to provide holders of Units access to its corporate files or to obtain counsel or appraisal services at its expense.

11. Source and Amount of Funds

OCI estimates that the total amount of funds required to purchase all of the outstanding Units not currently held by OCI or its affiliates pursuant to the Offer and the Buyout and to pay related fees and expenses will be approximately $116 million. OCI has sufficient funds to pay this amount and will pay with cash on hand and/or borrowings under its credit facilities.

OCI may choose to fund a portion of the Offer or Buyout with borrowings from a revolving credit facility (“Revolving Credit Facility”) or term loan facility (the “Term Loan Facility and together with the Revolving Credit Facility, the “Facilities”). The Facilities are available under the Term Loan and Revolving Credit Facilities Agreement, dated April 17, 2018 (the “Credit Agreement”), among OCI, the mandated lead arrangers (as named therein), Cooperatieve Rabobank U.A., as facility agent and BNY Mellon Corporate Trustee Services Limited, as security agent. J.P. Morgan is a lead arranger on the Facilities and will receive customary fees and expenses.

The Revolving Credit Facility has a total commitment of $700,000,000 and will, subject to the additional terms therein, mature on April 26, 2023. The Term Loan Facility has a total commitment of $400,000,000 (denominated in euros) and will mature on April 26, 2023. Borrowings under the Facilities will bear interest at a rate equal to the aggregate of LIBOR or EURIBOR (as applicable) and an initial margin of 4.00% per annum. The Facilities will be guaranteed by the certain subsidiaries of OCI and secured on a pari passu basis by a pledge over all the shares of certain subsidiaries of OCI. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed hereto as exhibit (b).

OCI believes that the financial condition of OCI is not material to a decision by a holder of Units whether to tender such Units in the Offer because (i) cash is the only consideration that will be paid to the holders of Units in connection with the Offer and the Buyout, (ii) OCI is offering to purchase all of the outstanding Units not currently held by OCI or its affiliates in the Offer, (iii) the Offer is not subject to any financing contingencies and (iv) OCI has available to it sufficient cash and cash equivalents to pay the amount of cash consideration payable to holders of Units in the Offer and the Buyout.

12. Conditions to the Offer

Notwithstanding any other provision of the Offer, OCI shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any Units, may postpone the acceptance for payment or payment for tendered Units and may, in its sole discretion, terminate or amend the Offer as to any Units not then paid for (i) if at the expiration of the Offer, the Minimum Tender Condition has not been satisfied, or (ii) on or after June 4, 2018, and at or prior to the expiration of the Offer, any of the following events shall occur:

(a) there shall be instituted any action, proceeding or application by any U.S. or non-U.S. court, government or governmental authority or other U.S. or non-U.S. regulatory or administrative agency or commission (each, a “Governmental Entity”) which, directly or indirectly (i) challenges the acquisition by OCI of the Units, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or the Buyout or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer or the Buyout, (ii) seeks to prohibit or impose material limitations on OCI’s acquisition, ownership or operation of all or any material portion of its or OCIP’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Units (including, without limitation, the right to vote the Units purchased by OCI, on an equal basis with all other Units, on all matters presented to the holders of Units, except to the extent limited by the Partnership Agreement), or seeks to compel OCI to dispose of or hold separate all or any material portion of its own or OCIP’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Buyout, (iii) reasonably would be expected to have an Adverse Effect (as defined below), or result in a diminution in the value of the Units or in the value of OCIP’s or OCI’s assets, in each case by more than $17.0 million (a “Diminution in Value”) or (iv) seeks to impose any condition to the Offer or the Buyout that is materially burdensome to OCI; or

(b) there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity which, directly or indirectly (i) restrains, delays, enjoins, makes illegal or otherwise prohibits the consummation of the Offer or the Buyout or awards material damages as a result of, or otherwise adversely affects, the Offer or the Buyout, (ii) prohibits or imposes material limitations on OCI’s acquisition, ownership or operation of all or any material portion of its or OCIP’s business or assets (including the business or assets of their respective affiliates and subsidiaries), or of all or any of the Units (including, without limitation, the right to vote the Units purchased by OCI, on an equal basis with all other Units, on all matters presented to the holders of Units, except to the extent limited by the Partnership Agreement), or compels OCI to dispose of or hold separate all or any material portion of its own or OCIP’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the Offer or the Buyout, (iii) reasonably would be expected to have an Adverse Effect, or result in a Diminution in Value or (iv) imposes any condition to the Offer or the Buyout that is materially burdensome to OCI; or

(c) any statute, including without limitation any state anti-takeover statute, or any rule, decree, regulation, order or injunction, shall be enacted, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable directly or indirectly to the Offer or the Buyout that would, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above; or

(d) any change (or any condition, event or development involving a prospective change) shall have occurred in the business, properties, assets, liabilities, capitalization, partners’ equity, financial condition, operations, results of operations or prospects of OCIP that has or reasonably would be expected to have, individually or in the aggregate, a material adverse effect on OCIP and its subsidiaries taken as a whole (an “Adverse Effect”), or results or reasonably would be expected to result in a Diminution in Value; or

(e) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the U.S., (iv) any limitation by any Governmental Entity that materially adversely affects the extension of credit generally by banks or other lending institutions that regularly participate in the U.S. market in loans, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the U.S. or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(f) OCIP or any subsidiary of OCIP shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any limited partner interests in it of any class (including without limitation the Units) or securities convertible into or exchangeable for any such limited partner interests, or any rights, warrants or options to acquire any such limited partner interests or convertible securities or any other securities of OCIP, (B) any other securities in respect of, in lieu of or in substitution for limited partner interests outstanding on June 4, 2018, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Units or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Units or any other security, whether payable in cash, securities or other property other than distributions of Available Cash from Operating Surplus (as such terms are defined in the Partnership Agreement), (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of OCIP or the General Partner that would reasonably be expected to, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

(g) OCIP or any of its subsidiaries shall have amended or proposed or authorized any amendment to its certificate of limited partnership or partnership agreement or similar organizational documents or OCI shall have learned that OCIP or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by OCIP and also set forth in filings with the SEC; or

(h) a tender or exchange offer for some portion or all of the Units shall have been commenced or publicly proposed to be made by another person (including OCIP or its subsidiaries) or any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire OCIP or assets or securities of OCIP; or

(i) OCIP and OCI shall have reached an agreement or understanding that the Offer be terminated or amended or OCI (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire OCIP by merger or similar business combination, or to purchase Units or assets of OCIP; or

(j) OCIP or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving OCIP or any of its subsidiaries or the purchase of securities or assets of OCIP or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Units or other securities, assets or business of OCIP or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(k) OCI shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer or the Buyout under any law, regulation, order or contract binding on OCIP or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to have an Adverse Effect; or

(l) OCIP or any of its affiliates shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise affected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the Offer or any subsequent business combination; which in the reasonable judgment in each case of OCI with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of OCI and may be asserted or waived by OCI in whole or in part at any time and from time to time in its sole discretion at or prior to the expiration of the Offer (other than those involving the receipt of any requisite governmental approvals). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of OCI and, subject to applicable law, will be final and binding on all parties. The failure by OCI at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, subject to the foregoing, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If OCI waives a condition with respect to the tender of any Unit, it will waive the condition with respect to the tender of all Units.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

13. Effect of OCIP Distributions

If, on or after the date hereof, OCIP should declare any cash distribution on the Units, with a record date on or after the date of commencement of this Offer and prior to the Acceptance Time then, subject to the provisions set forth in “—Conditions to the Offer” above, the Offer Price will be reduced by the amount of any such cash distribution. OCI will comply with all applicable federal securities laws in connection with such reduction in the Offer Price.

If, on or after the date hereof, OCIP should (1) split, combine or otherwise change the Units or its capitalization, (2) acquire currently outstanding Units or otherwise cause a reduction in the number of outstanding Units or (3) issue or sell additional Units, common units of any other class of equity security, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the provisions set forth in “—Conditions to the Offer” above, OCI, in its reasonable judgment, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

14. Certain Legal Matters; Regulatory Approvals

General. Except as otherwise disclosed herein, OCI is not aware of any licenses or other regulatory permits which appear to be material to the business of OCIP and which might be adversely affected by the acquisition of

Units by OCI pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Units by OCI pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to OCIP’s or OCI’s business or that certain parts of OCIP’s or OCI’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause OCI to elect to terminate the Offer without the purchase of the Units thereunder. OCI’s obligation under the Offer to accept for payment and pay for Units is subject to certain conditions. See “—Conditions to the Offer.”

Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied. However, the Offer is not a reportable transaction under the HSR Act.

Federal Reserve Board Regulations. Regulations G, T, U and X (the “margin regulations”) promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Units) if such credit is secured directly or indirectly by margin stock. OCI is funding the acquisition of the Units from its internally generated funds and/or borrowings under its credit facilities. The margin regulations are thus inapplicable.

State Takeover Laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

OCI does not believe that any state takeover laws purport to apply to the Offer or the Buyout. Accordingly, OCI has not taken any action to comply with any state takeover statute or regulation. OCI reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Buyout, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Buyout is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Buyout and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Buyout, OCI might be required to file certain information with, or to receive approvals from, the relevant state authorities, and OCI might be unable to accept for payment or pay for Units tendered pursuant to the Offer, or be delayed in consummating the Offer or the Buyout. In such case, OCI may not be obliged to accept for payment or pay for any Units tendered pursuant to the Offer.

15. Fees and Expenses

OCI has retained J.P. Morgan to provide certain financial advisory services, for which J.P. Morgan will receive compensation as disclosed below.

OCI has retained Georgeson LLC to act as the Information and Solicitation Agent for the Offer, Computershare Trust Company, N.A. to serve as the Depositary for the Offer and J.P. Morgan Securities LLC to serve as Dealer Manager for the Offer. Each of the Information and Solicitation Agent and, the Depositary will receive reasonable and customary compensation for its services, and each of the Information and Solicitation Agent, the Depositary and the Dealer Manager will be reimbursed for certain reasonable out-of-pocket expenses, including fees and expenses of counsel to the Dealer Manager, and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under U.S. federal securities laws.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Units in proprietary and customer accounts, and, to the extent they hold Units in these accounts at the time of the Offer, the Dealer Manager and its affiliates may tender Units from proprietary and customer accounts pursuant to the Offer but they have no obligation to do so. An affiliate of the Dealer Manager is a lead arranger on the Facilities and will receive customary fees and expenses therefrom.

The Information and Solicitation Agent may contact holders of Units by mail, telephone, photocopy, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Units.

OCI will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, to the Information and Solicitation Agent, to the Dealer Manager and in the event that the laws of one or more jurisdictions require the Offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of Units in connection with the Offer. Upon request, OCI will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table presents the estimated fees and expenses to be incurred by OCI in connection with the Offer:

SEC Filing Fee	$14,000
Printing and Mailing Expenses	$200,000
Legal and Accounting Fees and Expenses	$300,000
Information and Solicitation Agent	$10,000
Depositary	$30,000
Financial Advisor and Dealer Manager	$3,000,000
Miscellaneous Expenses	$95,000

Total	$3,653,000

16. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Units in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. OCI is not aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that OCI becomes aware of any state law that would limit the class of Offerees in the Offer, OCI may amend, in its reasonable judgment, the Offer and, depending on the timing of such amendment, if any, may extend, in its reasonable judgment, the Offer to provide adequate dissemination of such information to holders of Units prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of OCI by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by OCI.

No person has been authorized to give any information or to make any representation on behalf of OCI that is not contained in this Offer to Purchase or in the letter of transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

OCI has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and a Transaction Statement on Schedule 13E-3 pursuant to Rule 13E-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, OCIP is required to file with the SEC, within ten business days from the date of this Offer to Purchase, a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer.

OCI N.V.

June 4, 2018

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF OCI

The following table sets forth, to the best of our knowledge, for each executive officer and director of OCI, his or her name, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. During the past five years, to the best of our knowledge, none of the executive officers or directors of OCI has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is c/o OCI N.V., Honthorststraat 19 Amsterdam, 1071 DC, the Netherlands.

Name	Age	Citizenship	Principal Occupation or Employment	Position with OCI N.V.	Position with OCI GP LLC
Michael Bennett	64	USA	Chairman of the Board, OCI N.V.	Chairman of the Board	Chairman of the Board
Nassef Sawiris	57	Egypt	CEO and Director, OCI N.V.	Director, Chief Executive Officer	Director
Hassan Badrawi	41	Egypt	CFO and Director, OCI N.V.	Director, Chief Financial Officer	None
Ahmed El-Hoshy	34	Egypt	CEO, OCI N.V. in the Americas	CEO, OCI N.V. in the Americas	CEO and Director
Beshoy Guirguis	32	Egypt	CFO, OCI N.V. in the Americas	CFO, OCI N.V. in the Americas	CFO
Jan Ter Wisch	65	Netherlands	Director, Stichting Administratiekantoor Grass	Independent Non-Executive Director and Vice-Chairman	None
Sipko Schat	57	Netherlands	Member of the Supervisory Board, Rothschild & Co.	Senior Independent Non-Executive Director	None
Jérôme Guiraud	57	France	CEO and Director, NNS Advisers Ltd	Non-Executive Director	None
Robert Jan van de Kraats	57	Netherlands	Member of the Supervisory Board of Schiphol Group	Independent Non-Executive Director	None
Greg Heckman	55	USA	Independent Advisory Board Member, JBS USA	Independent Non-Executive Director	None
Anja Montijn-Groenewoud	55	Netherlands	Member Supervisory Board, Fugro N.V	Independent Non-Executive Director	None

Michael Bennett has over 36 years’ experience in the nitrogen industry and is a past Chairman of both The Fertilizer Institute and the Methanol Institute in the United States. He served as the Chief Executive Officer and a Director of Terra Industries Inc., a producer of nitrogen fertilizer products, from 2001 until its acquisition by CF Industries Holdings in April 2010. He also served as Chairman and President for Terra Nitrogen Company, L.P., a publicly listed subsidiary of Terra Industries Inc. Mr. Bennett currently serves as a Director of Alliant Energy Corporation, and SandRidge Energy, as well as the Chairman of the Board at Morningside College in Sioux City, Iowa.

Nassef Sawiris became the Chief Executive Officer of OCI N.V. in January 16, 2013. He joined the Orascom Group in 1982, became the Chief Executive Officer of OCI N.V.’s predecessor, Orascom Construction Industries (OCI S.A.E.) in 1998 and was also appointed Chairman of OCI S.A.E. in 2009. Mr. Sawiris is a supervisory director of Adidas AG. and a board member of LafargeHolcim Ltd. (having previously served on Lafarge S.A.’s board since 2008), a member of the Cleveland Clinic’s International Leadership Board Executive Committee since 2011, and in 2013 he became a member of the University of Chicago’s Board of Trustees. Mr. Sawiris has also previously served on the Boards of BESIX SA, Orascom Construction Limited, the Egyptian Exchange and NASDAQ Dubai.

Hassan Badrawi became Group Chief Financial Officer of OCI N.V. in October 2017 and has served as Executive Vice President since 2016. Mr. Badrawi joined OCI in 2001 and has held various leadership positions, encompassing M&A, strategy, business development and investor relations. He has led the group’s investment and communication activities globally across multiple sectors including building materials, fertilizers, chemicals, infrastructure and construction. Mr. Badrawi has a degree in Economics, Political Science and Literature from Duke University.

Ahmed El-Hoshy became Chief Executive Officer of OCI N.V. in the Americas in December 2016 and was previously a Director of Business Development and Investments at OCI since January 2012. From 2009 to 2011, while with OCI, Mr. El-Hoshy structured a joint venture between OCI and Morgan Stanley focusing on infrastructure investments in the Middle East and Africa as an investment professional. Before joining OCI, Mr. El-Hoshy was a part of Goldman Sachs’ investment banking operations in Dubai, as well as the Special Situations Group focusing on balance sheet investments for the bank in the Middle East and Africa. Mr. El-Hoshy began his career in Goldman Sachs’ Leveraged Finance group in New York in 2006, where he structured and executed leveraged buyouts and recapitalizations, with a particular focus on industrial and natural resource-related clients. Mr. El-Hoshy holds a Bachelor of Arts degree in economics from Harvard University where he graduated with honors.

Beshoy Guirguis became Chief Financial Officer of OCI N.V. in the Americas in February 2017. Prior to that, Mr. Guirguis was a Senior Associate in OCI’s Business Development and Investments department from May 2014 to February 2017 and an Associate from October 2010 to May 2014. Since late 2011, he has been part of the leadership team responsible for OCI’s growth in North America, undertaking various roles including project development and financial management and gaining extensive experience in the financial, industrial, and petrochemical industries. Mr. Guirguis attended the University of Pennsylvania, where he earned Bachelor’s degrees in business and bioengineering, and graduated summa cum laude.

Jan Ter Wisch is both a lawyer and an economist. He has been a partner at Deloitte, Loeff Claeys Verbeke and Allen & Overy. At Deloitte he was a member of the Global Tax Policy Group and the European Tax Board, a member of the Board at Loeff and served as a member and Chairman of the Global Tax Board at Allen & Overy. Mr Ter Wisch has a wide range of experience advising multinationals on major merger and acquisitions transactions, several of which involved the world wide co-ordination of tax advice. Mr Ter Wisch is currently Chairman of Stichting De Westberg and Director of Stichting Administratiekantoor Grass. He is also Chairman of Investment Committee 5square MKB Fund III Coöperatieve U.A.

Sipko Schat has over 25 years of banking and finance experience and was a member of the Executive Board of Rabobank Group from July 2006 until November 2013. During his career with Rabobank, Mr. Schat was responsible for International Wholesale, Corporate Clients, Corporate Finance, Trade & Commodity Finance, Global Financial Markets, Private Equity and Real Estate. Mr. Schat holds Board positions at J. Safra Sarasin Holding AG and Paris Orléans S.A., and is a member of the Advisory Council of the Executive Master of Business Valuation at the State University of Groningen. He is also a member of the Supervisory Board for Rothschild & Co., Trafigura Group Pte Ltd, and a Chairman of Vion N.V. Mr. Schat holds a master’s degree in Civil Law from Groningen University, The Netherlands.

Jérôme Guiraud has 30 years of banking and financial markets experience. He has been Chief Executive Officer and Director of NNS Advisors Ltd, a London-based financial advisory firm, since 2008. He started his career at the French Embassy in Zagreb (Croatia) in 1985 as Deputy to the French Commercial Attaché. In 1986, he joined the Société Générale Group, where he has held various managing positions in Europe and in emerging countries initially in capital markets & investment banking activities, then as Country manager and Director of various of the Group’s subsidiaries. Mr Guiraud is currently Executive Chairman of NNS Luxembourg Sarl, Non-Executive Director and Chairman of Orascom Construction Ltd, Non-Executive Director of BESIX Group and Director of NNS Holding Sàrl and OS Sarl Luxembourg. Mr. Guiraud has previously served on the Board of Lafarge SA. Mr. Guiraud holds an MBA from L’Ecole des Hautes Etudes Commerciales (HEC Paris).

Robert Jan van de Kraats has over 25 years of extensive experience in (non) executive and financial management. He served as Chief Financial Officer (CFO) and a member of the Executive Board of Randstad Holding N.V. from 2001 to 2018, and as its Vice-Chairman from 2006 to 2018. He was responsible for Randstad’s operations in Japan, India and the Nordics and responsible for Control, Strategy & M&A, Finance & Accounting, Legal, Tax, Treasury, Insurance, Business Risk & audit, IT and Investor Relations. He is a qualified Chartered Accountant. Until joining Randstad, he held various senior finance positions in the technology and credit insurance sectors. Mr. Van de Kraats is a member of the Supervisory Board of the Schiphol Group.

Greg Heckman is an accomplished leader with more than 30 years of experience in the agriculture and energy industries. Mr. Heckman is currently an Independent Advisory Board Member of JBS USA and a member of University of Illinois Division of Intercollegiate Athletics Campaign Steering Committee. Mr. Heckman is the former President and CEO of The Gavilon Group, directing the carve-out from ConAgra Foods in 2008, growing the business by more than double from 2008 to 2012, and leading the successful sale of the company in 2013. Prior to Gavilon, he spent 24 years with ConAgra Foods, where he had responsibility for multiple business segments and corporate functions. Mr. Heckman has previously served on the Boards for Waitt Brands and Brownell-Talbot College Preparatory School. Mr. Heckman holds a BS degree in Agriculture Economics and Marketing from the University of Illinois.

Anja Montijn-Groenewoud has more than 25 years experience at Accenture, an integrated services provider in the areas of technology, management consulting and business process outsourcing with more than 300,000 employees worldwide. At Accenture, she initially worked as a consulting professional in various industries and for the last 15 years fulfilled various national and international leadership positions in the resources market, focusing on the energy, chemicals utilities and natural resources sectors. In her last leadership position, Mrs. Montijn reported to the Accenture Executive Committee and was a member of the Accenture Global Leadership Council. Mrs. Montijn is currently on the Supervisory Board of Fugro N.V and is a Member of the Board at VEUO.

SCHEDULE B

OWNERSHIP OF UNITS BY OCI AND CERTAIN RELATED PERSONS

The following table sets forth the ownership of Units as of June 1, 2018, by OCI and, to the knowledge of OCI, certain related persons, including the executive officers and directors of OCI and OCIP, and the securities transactions by those persons in Units during the 60 days prior to June 1, 2018:

Person	Number	Percentage of Outstanding Units	Securities Transactions in Past 60 Days
OCIP Holding LLC(1)	76,774,139	88.25%	—
Nassef Sawiris(2)	879,214	1.01%	—
Michael L. Bennett	15,000	*	—
Ahmed K. El-Hoshy	850	*	—
Francis G. Meyer	—	*	—
Dod A. Fraser	1,000	*	—
Nathaniel A. Gregory	10,000	*	—
Beshoy Guirguis	—	*	—
OCI and listed individuals as a group	77,680,203	89.26%	—

*	Less than 1%.
(1)	OCIP Holding LLC, is an indirect, wholly-owned subsidiary of OCI USA Inc., which is an indirect, wholly-owned subsidiary of OCI.
(2)	Although Nassef Sawiris may be deemed to beneficially own the Units held by OCIP Holding LLC, Mr. Sawiris disclaims beneficial ownership of such Units except the extent of his pecuniary interests therein.

The following table sets forth the transactions by OCI in Units during the two years prior to June 1, 2018:

Trade Date	Transaction Type	Number of Common units	Average Purchase Price
December 26, 2017	Purchase	7,276,549	$8.40

B-1

Manually signed photocopies of the letter of transmittal will be accepted. The letter of transmittal, certificates for Units and any other required documents should be sent or delivered by each holder of Units or such holder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

Computershare Trust Company, N.A.

If delivering by mail:	By overnight courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corporate Actions Voluntary Offer	Attn: Corporate Actions Voluntary Offer
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information and Solicitation Agent or the Dealer Manager for the Offer at the addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information and Solicitation Agent.

The Information and Solicitation Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free: (888) 566-3252

The Dealer Manager for the Offer is:

383 Madison Avenue

New York, NY 10179

Call Toll-Free: (877) 371-5947

Call Direct: (212) 622-4401